EXECUTION COPY

Mayne Nickless Limited

Mayne

Mayne Health Logistics Pty Limited

BidCo

Oral Pharmaceuticals Acquisition Corp.

PartnerCo

Alpharma Inc.

Alpharma

Put and Call Option Agreement

CLAYTON UTZ

Lawyers

Levels 23-35 No 1 O'Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney

www.claytonutz.com

Tel + 61 2 9353 4000 Fax + 61 2 9251 7832

Our ref - 126/1620403 Contact Rod Halstead/Karen Evans-Cullen

Sydney Melbourne Brisbane Perth Canberra Darwin

Liability limited by the Solicitors' Limitation of Liability Scheme approved under the Professional Standards Act 1994 (NSW)

Table of Contents

1. Definitions and interpretation *

1.1 Definitions *

1.2 Interpretation *

1.3 Governing law *

2. Acquisition of Faulding *

2.1 Announcement of takeover offer recommended by Faulding Board *

2.2 Making of Offers to acquire Shares and Options *

2.3 Funding by PartnerCo and Alpharma *

2.4 Conduct of Offers *

2.5 Compulsory Acquisition *

2.6 Scheme of Arrangement *

2.7 Public Announcements and Bidder's Statement *

2.8 Cooperation in SEC Filings *

2.9 Deposit *

3. BidCo's intentions with respect to Faulding *

3.1 Faulding Board *

3.2 Oral Pharmaceutical Business *

3.3 Healthcare and Injectables Businesses *

3.4 Reorganisation of Faulding *

3.5 Release of Guarantees and similar obligations *

3.6 Set-off of Intercompany liabilities *

3.7 Completion of Reorganisation and Costs and Expenses relating thereto *

3.8 Novation or assignment of contracts *

3.9 Implementation *

3.10 US Taxation *

3.11 Injectables Business *

3.12 Transfer of Foshan HoldingCo *

4. Put Option *

4.1 Grant of Put Option *

4.2 Exercise of Put Option *

4.3 Notice under FATA and HSR Act *

5. Call Option *

5.1 Grant of Call Option *

5.2 Exercise of Call Option *

5.3 Substitution of Assets and Liabilites *

6. Consequences of Exercise *

6.1 Lapse of other Option *

6.2 Funding of BidCo *

6.3 Closing of Purchase *

7. Conduct of Oral Pharmaceutical Business prior to Closing *

8. Representations and Warranties and Indemnities by Mayne *

8.1 Representations and Warranties *

8.2 Indemnity *

8.3 Procedure for Claims under clause 8.2 or clause 9.2 *

8.4 Tax Indemnity *

9. Representations and Warranties and Indemnity by PartnerCo and Alpharma *

9.1 Representations and Warranties *

9.2 Indemnity *

10. Termination *

10.1 Termination *

10.2 Consequences of Termination *

11. Mayne Guarantee *

11.1 Guarantee *

11.2 Default *

11.3 Indemnity *

12. Alpharma Guarantee *

12.1 Guarantee *

12.2 Default *

12.3 Indemnity *

13. General *

13.1 Further acts *

13.2 Notices *

13.3 Expenses *

13.4 Assignment *

13.5 No merger *

13.6 Entire agreement *

13.7 Jurisdiction *

13.8 Amendments *

13.9 Waiver *

13.10 Counterparts *

13.11 No representation or reliance *

14. GST *

14.1 Reimbursement of costs, expenses and other amounts *

14.2 GST payable *

14.3 Variation *

14.4 Definitions *

15. Confidentiality *

15.1 Confidentiality agreement *

15.2 Survival of obligations *

16. Purchase Price Adjustments *

Schedule One *

Schedule Two *

Schedule Three *

Schedule Four *

Schedule Five *

Schedule Six *

Schedule Seven *

Schedule Eight *

Schedule Nine *

Schedule Ten *

Agreement dated 12 July 2001

Parties Mayne Nickless Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("Mayne")

Mayne Nickless Health Logistics Pty Limited ACN 097 064 894 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("BidCo")

Oral Pharmaceuticals Acquisition Corp. of One Executive Drive, Fort Lee, New Jersey 07024, USA ("PartnerCo")

Alpharma Inc. of One Executive Drive, Fort Lee, New Jersey 07024, USA ("Alpharma")

Recitals

    BidCo, a wholly owned subsidiary of Mayne, proposes to acquire all of the ordinary shares of Faulding which are on issue, together with all outstanding options to subscribe for the issue of new ordinary shares in Faulding on the terms specified in this Agreement.
    The consideration for the acquisition of the ordinary shares and options described in A above will include the issue by Mayne of new Mayne ordinary shares.
    Faulding through one or more wholly owned subsidiaries carries on the business of the manufacture and distribution of oral pharmaceutical products primarily in the United States.
    PartnerCo, a wholly owned subsidiary of Alpharma, has agreed to provide cash advances to Mayne and PartnerCo and Mayne have agreed to grant certain put and call options with respect to the Oral Pharmaceutical Business following the acquisition by BidCo of all of the issued ordinary shares and options of Faulding.
    Mayne and BidCo have agreed to make the Offers on the terms specified in this Agreement.
    Mayne has agreed to guarantee the obligations of BidCo under this Agreement and to issue Mayne ordinary shares as required to satisfy the consideration payable for the acquisition of the shares and options referred to in A above.
    Alpharma has agreed to guarantee the obligations of PartnerCo under this Agreement.

The parties agree

  Definitions and interpretation
    Definitions

    In this Agreement:

    "ASX" means Australian Stock Exchange Limited.

    "BidCo Shares" means all of the shares in the capital of BidCo on issue at the time of exercise of the Put Option.

    "BidCo Tax Indemnitee" means Alpharma, PartnerCo, BidCo and any of their respective subsidiaries and affiliates (including Foshan, US HoldingCo and the US HoldingCo Subsidiaries).

    "Business Day" means a day which is not a Saturday, a Sunday or a public holiday in the State.

    "Call Option" means the option granted pursuant to clause 5.

    "Call Option Purchase Price" means US$660 million, such amount to be adjusted pursuant to clause 3.4(1)(b) or (c).

    "Confidentiality Agreement" means the Agreement by and among Alpharma and Mayne dated as of 8 June, 2001.

    "Continuing Faulding Subsidiaries" means those companies which are subsidiaries of Faulding which will continue to be subsidiaries of Faulding or which shall become subsidiaries of Mayne following the transfer of Shares to be effected pursuant to clause 3.3, and the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option as the case may be.

    "Continuing Non-Injectable Subsidiaries" means Continuing Faulding Subsidiaries, other than the Injectables Companies.

    "Deposit" means the amount of US$145 million payable in accordance with clause 2.3.

    "Encumbrance" means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

    "Escrow Agreement" means the Escrow Agreement by and among Mayne, Alpharma and the escrow agent named therein substantially in the form of Schedule 8.

    "FATA" means the Foreign Acquisitions and Takeovers Act.

    "Faulding" means F H Faulding & Co Limited ACN 007 870 984.

    "Faulding Group" means Faulding and each of its subsidiaries.

    "Foshan" means Foshan Faulding Pharmaceutical Co Ltd, a company incorporated in China.

    "Foshan HoldingCo" means Faulding China Limited, a company incorporated in Hong Kong.

    "Grossed-Up Basis" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

    "Healthcare Business" means the business of development, manufacturing, sales and marketing of consumer health products and provision of products and services to Australian retail pharmacies and hospitals.

    "HSR Act" means the US Hart Scott Rodino Antitrust Improvements Act.

    "Injectables Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary injectable pharmaceuticals.

    "Injectables Companies" means each of the corporations in the Faulding Group which primarily conduct the Injectables Business.

    "Liability" means any liability whether actual, prospective or contingent.

    "Listing Rules" means the Listing Rules of ASX.

    "Loan Facility Agreement" means the Loan Facility Agreement by and between Alpharma and Mayne substantially in the form of Schedule 3.

    "MHLI" means Mayne Health Logistics International Pty Limited ACN 097 064 330.

    "Notice of Exercise of Call Option" means the notice referred to in clause 5.2, which notice will be in the form of Schedule 6.

    "Notice of Exercise of Put Option" means the notice referred to in clause 4.2, which notice will be in the form of Schedule 5.

    "NYSE" means the New York Stock Exchange.

    "Offer Period" means the period during which the Offers remain open for acceptance by Faulding shareholders or optionholders.

    "Offer Terms" means those of the revised terms upon which the Offers are to be made which are described in Schedule 1.

    "Offers" means off-market offers to be made by BidCo pursuant to Chapter 6 of the Corporations Law to acquire all of the Shares and all of the Options.

    "Options" means all of the options to subscribe for the issue of shares in the capital of Faulding granted by Faulding which have not been exercised and have not lapsed.

    "Oral Pharmaceutical Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary oral pharmaceuticals in the USA and China. For the avoidance of doubt it includes, but is not limited to, the assets and operations of Foshan HoldingCo, Foshan and US HoldingCo, all of the shares, assets and liabilities of the subsidiaries of such corporations and any other assets or businesses primarily related to the Purepac Pharmaceutical Co., Foshan or Faulding Laboratories businesses.

    "Oral Pharmaceutical Companies" means each of the corporations in the Faulding Group which primarily conduct the Oral Pharmaceutical Business, namely, US HoldingCo, US HoldingCo Subsidiaries, Foshan HoldingCo and Foshan.

    "Oral Pharmaceutical Financial Statements" means:

        the audited consolidated balance sheets of the Oral Pharmaceutical Business as at 30 June 2000 and 2001 and consolidated statements of income and cash flows for the 3 year period ended 30 June 2001 prepared in accordance with US GAAP and prepared in accordance with Regulation S-X under the US Securities Act of 1933 with an unqualified report thereon by Faulding's independent auditors; and
        unaudited interim consolidated financial statements of the Oral Pharmaceutical Business for the such additional periods as would be required to be filed by Alpharma pursuant to the US Securities Exchange Act of 1934, together with the notes thereto, prepared in accordance with US GAAP and reviewed by Faulding's independent accountants as provided in Statement on Auditing Standards No. 71.

    "Put and Call Letter of Credit" means an irrevocable standby letter of credit issued by Bank of America, N.A. in favour of Mayne in the form set out in Schedule 9.

    "Put Option" means the option granted pursuant to clause 4.

    "Put Option Purchase Price" means US$1,000,000.

    "Shares" means all of the ordinary shares in the capital of Faulding on issue.

    "State" means the State of Victoria, Australia.

    "Tax" or "Taxes" means (other than in clause 8.4(1)(d)): (i) any net or gross income, gross receipts, net proceeds, corporation, capital gains, licence, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, profits, withholding, national insurance, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; and (iii) any liability for or in respect of the payment of any amount described in clause (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

    "US GAAP" means the generally accepted accounting principles in the United States of America (as amended from time to time).

    "US HoldingCo" means Faulding Holdings, Inc., a Delaware corporation, which is the parent corporation of certain of the corporations which conduct the Oral Pharmaceutical Business.

    "US HoldingCo Shares" means all of the issued shares of US HoldingCo.

    "US HoldingCo Subsidiaries" means those corporations which are subsidiaries of US HoldingCo and, except in clause 8.4(1), those which will continue as subsidiaries of US HoldingCo following the transfers to be effected pursuant to clause  3.2 and the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option as the case may be.

    Interpretation

    In this Agreement:

      headings are for convenience only and do not affect interpretation; and unless the context indicates a contrary intention:
      an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;
      the expression "person" includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;
      a reference to any party includes that party's successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;
      a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;
      a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;
      words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;
      references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;
      where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;
      all payments to be made under this Agreement must be made by unendorsed bank cheque or other immediately available funds;
      the word "includes" in any form is not a word of limitation;
      a reference to "A$" or "Australian dollar" is to the lawful currency of Australia; and
      a reference to "US$" or "US dollar" is to the lawful currency of the United States of America.
    Governing law

  This Agreement is governed by and will be construed according to the laws of the State.

  Acquisition of Faulding
    Announcement of takeover offer recommended by Faulding Board

    Immediately after the signing of this Agreement:

      Mayne and BidCo will advise ASX for release to the market in accordance with the Listing Rules of their intention to make the Offers on the Offer Terms and of the entry into of this Agreement and of the principal terms of this Agreement; and
      PartnerCo shall advise NYSE, make all filings it believes to be reasonably necessary with the United States Securities and Exchange Commission and release to the market in accordance with the rules of the NYSE of the entry into of this Agreement and of the principal terms of this Agreement, such announcements to be made concurrently with the announcement by the board of directors of Faulding to ASX for release to the market in accordance with the Listing Rules of their recommendation of the Offers on the terms set out in the Offer Terms.

    Making of Offers to acquire Shares and Options

    BidCo will proceed to make the Offers substantially in accordance with the Offer Terms as soon as practicable. The Offers shall be made pursuant to and in accordance with the provisions of the Corporations Law and the Listing Rules and, to the extent applicable, US securities laws. BidCo will ensure that the bidder's statement lodged in relation to the Offers does not differ materially from the terms and conditions and other matters disclosed in the draft Mayne announcement attached as Schedule 10.

    Funding by PartnerCo and Alpharma

    PartnerCo shall provide an amount of US$400 million from its own cash resources or from facilities available to it as follows:

        by paying the Deposit into an interest bearing escrow account to be held on the terms described in clause 2.9 simultaneously with the execution of this Agreement; and
        by way of a cash advance by PartnerCo to Mayne upon the terms of the Loan Facility Agreement. Such funds shall be deposited in an escrow account on the terms and conditions of the Escrow Agreement.

    The Loan Facility Agreement shall be entered into by the parties thereto contemporaneously with the execution of this Agreement.

    On the date on which the term of the Management Agreement commences, PartnerCo will procure that Bank of America, N.A. issues the Put and Call Letter of Credit in an amount of US$260 million.

    Conduct of Offers

BidCo, in full consultation with PartnerCo, shall be responsible for the implementation and conduct of the Offers substantially in accordance with the indicative timetable set out in Schedule 2 and generally in such manner as BidCo, in full consultation with PartnerCo, shall consider most likely to result in the acquisition of the Shares and Options as soon as practicable, and in so doing BidCo, after full consultation with PartnerCo, may exercise all of its rights under the Offers and all of the rights conferred on a bidder pursuant to Chapter 6 of the Corporations Law as it considers to be conducive to achieving the above objective, provided that BidCo must not:

either (a) (i) declare the Offers free from or waive the conditions specified in the Offer Terms;
        extend the period during which the Offers remain open to a date beyond the earlier of either of the following: (A) 4 months after the date of this Agreement, or (B) 28 days after the date on which Mayne or BidCo has declared the Offers free from all of the conditions specified in the Offer Terms in accordance with the terms of this Agreement, other than conditions 1 and 2, and other than conditions which have already been fulfilled; or
        vary the Offer Terms (except with respect to an increase in the offer price which does not increase PartnerCo's obligations) or withdraw the Offers;

in each case without the prior approval of PartnerCo provided that BidCo shall not require the consent of PartnerCo to waive Offer Terms condition 2 or 11 nor for any waiver of Offer Terms condition 4, 5, or 9(b) to the extent the waiver relates to an event or condition solely affecting the Healthcare Business and/or the Injectables Business (said condition numbers referring to the numbered conditions contained on Schedule 1); or

(b) allow the Offers to lapse whether for the reason that any of the conditions of the Offers have either been breached or have not been satisfied when the Offers close or otherwise, without prior consultation with PartnerCo.

BidCo shall keep PartnerCo fully informed during the course of the Offers with respect to the conduct and progress of the same.

Mayne will, in accordance with the terms of the Offers and the agreement set out in Schedule 4, issue new Mayne ordinary shares to Faulding shareholders.
    Compulsory Acquisition

    BidCo shall immediately upon its becoming entitled to do so, proceed to compulsory acquisition of outstanding Shares and Options pursuant to the Corporations Law and take all such steps as may be required in accordance with the Corporations Law to compulsorily acquire the outstanding Shares and Options so that BidCo becomes the owner of 100% of the Shares and Options at the earliest practicable time. BidCo shall promptly inform PartnerCo by notice in writing upon BidCo becoming the owner of 100% of the Shares and Options.

    Scheme of Arrangement

    BidCo may with the prior consent of PartnerCo implement the acquisition of the Shares and Options by agreeing with Faulding for that company to propose one or more schemes of arrangement between itself and the holders of its Shares and Options pursuant to section 411 of the Corporations Law instead of making the Offers if the proposing of those schemes of arrangement is likely to result in the acquisition of the Shares and Options in a more effective or timely manner.

    Public Announcements and Bidder's Statement

    Mayne, BidCo and PartnerCo agree that:

      the notices and announcements to be made pursuant to clause 2.1 shall be in a form mutually agreed between them;
      any reference to Alpharma, PartnerCo, this Agreement or the transactions contemplated hereby which might be made in the bidder's statement to be issued by BidCo or in any subsequent correspondence, notices or announcements to ASX, Faulding shareholders and optionholders or to the public to be made by Mayne or BidCo shall only be made with PartnerCo's consent, having regard to:
        in the case of the bidder's statement, the time within which BidCo proposes to issue the bidder's statement pursuant to the indicative timetable set out in Schedule 2 (as the same may be revised from time to time due to unforseen delays outside of the control of BidCo); or
        in the case of other correspondence, notices or announcements, the time within which Mayne or BidCo is required to release the correspondence, notice or announcement;
      any statements that do not reference PartnerCo, Alpharma, this Agreement or the transactions contemplated hereby made in the bidder's statement to be issued by BidCo or in any subsequent correspondence, notices or announcements to ASX, Faulding shareholders and optionholders or to the public to be made by Mayne or BidCo shall only be made after PartnerCo has been advised of the terms of such statements and PartnerCo has been provided with a reasonable opportunity to comment on and request changes to such statements, having regard to:
        in the case of the bidder's statement, the time within which BidCo proposes to issue the bidder's statement pursuant to the indicative timetable set out in Schedule 2 (as the same may be revised from time to time due to unforseen delays outside the control of BidCo); or
        in the case of other correspondence, notices or announcements, the time within which Mayne or BidCo is required to release the correspondence, notice or announcement; and
      any references to Mayne or BidCo or this Agreement which might be made in any correspondence, notices or announcements to be made by Alpharma or PartnerCo shall only be made after Mayne has been advised of the terms of such reference and the context in which it is to be made and Mayne has been provided with a reasonable opportunity, having regard to the time within which Alpharma or PartnerCo is required to release the correspondence, notice or announcement, to comment and request changes to the reference to Mayne or BidCo or this Agreement.
    Cooperation in SEC Filings

    Mayne agrees, at PartnerCo's expense, to cooperate with, and provide assistance to, PartnerCo in connection with any filings or other reporting requirements applicable to Alpharma pursuant to the US Securities Exchange Act of 1934, including making available on a timely basis (or, prior to the reconstitution of the boards of Faulding and its subsidiaries pursuant to clause 3.1, using its best efforts to cause Faulding to make available on a timely basis) such information of Faulding or the Oral Pharmaceutical Business as may reasonably be required in connection with any such filing, including the Oral Pharmaceutical Financial Statements.

    Deposit
      The Deposit is placed in an interest bearing escrow account with instructions that it only be released as follows:
        to the escrow agent to be held on the terms of the Escrow Agreement on the date on which the escrow agent receives US$255 million under the Escrow Agreement and Mayne receives the Put and Call Letter of Credit, such deposit to be thereafter held on the terms of the Escrow Agreement;
        to Alpharma:
          upon withdrawal of the Offers;
          at the end of the Offer Period if all of the conditions to the Offers have not been satisfied or waived in accordance with the terms of this Agreement; or
          if Alpharma terminates this Agreement pursuant to clause 10.1(c) in circumstances where PartnerCo or Alpharma have not materially breached this Agreement;
        if Mayne terminates this Agreement under clause 10.1(c) due to a material breach by PartnerCo or Alpharma of any obligation under clause 2.3 in circumstances where Mayne and BidCo have not materially breached this Agreement, to Mayne to the extent of the amounts payable to Mayne described in subclause (2) below, with any balance being subsequently released to Alpharma.
      If Mayne terminates this Agreement in the circumstances set out in paragraph (1)(c) above, Mayne will be entitled to sell the Oral Pharmaceutical Business to a third party (such sale process to be commenced as soon as practicable and to be conducted in a commercially reasonable manner). Alpharma and PartnerCo agree that:
        Mayne and BidCo shall be entitled to receive from PartnerCo and Alpharma any deficiency in the sale proceeds below US$660 million (net of all debt for borrowed money assumed by the buyer)and all verifiable and reasonable expenses of that sale and PartnerCo or Alpharma's default; and
        In the event that Mayne or BidCo is not able to effect a sale of the Oral Pharmaceutical Business within 2 years of a termination under paragraph (1)(c) above, Mayne and BidCo shall be indemnified by PartnerCo and Alpharma against all losses incurred by Mayne or BidCo as a consequence of the failure to effect such sale.

      For the avoidance of doubt, this indemnity is not limited to the amount of the Deposit; and

      Notwithstanding subclauses (1) and (2), interest which accrues on the Deposit will be paid to Alpharma provided that, if Mayne terminates this Agreement under paragraph (1)(c) above, interest which accrues on the Deposit after the date of such termination, will be paid to Mayne.
  BidCo's intentions with respect to Faulding
    Faulding Board

    As soon as practicable after the all of the conditions of the Offer for the Shares have been satisfied or waived, BidCo will cause the board of Faulding and the boards of Faulding's subsidiaries, to be reconstituted so that each board comprises, at the least, a majority of BidCo's nominees.

    Oral Pharmaceutical Business

    Following the reconstitution of the board of Faulding pursuant to clause 3.1 and upon Mayne receiving funds of US$400 million under the Loan Facility Agreement, BidCo shall appoint PartnerCo to manage the Oral Pharmaceutical Business on the terms set forth in a Management Agreement in the form of Schedule 7. Upon BidCo becoming the owner of 100% of the Shares and Options, BidCo shall cause Faulding to transfer the US HoldingCo Shares to BidCo as soon as practicable for a purchase price of US$659 million, such purchase price to be adjusted pursuant to clause 3.4(1)(b) and (c), to be paid to Faulding immediately following the closing of the sale of the BidCo Shares or the US HoldingCo Shares, as a consequence of the exercise of either the Put Option or the Call Option as the case may be.

    Healthcare and Injectables Businesses

    Following the transfer referred to in clause 3.2:

    (a) BidCo may procure Faulding to transfer the ownership of those companies and assets and liabilities which conduct or comprise the Injectables Business at their then current market value to another wholly owned subsidiary of Mayne; and

    (b) BidCo shall transfer the Shares and Options to Mayne, or another wholly-owned subsidiary of Mayne, for a purchase price of an amount in Australian dollars equal to the total of the intercompany liabilities and loans acknowledged pursuant to clauses 2.2 and 3.2 of the agreement set out in Schedule 4 to be paid to BidCo in the manner specified in clause 3.6.

    Reorganisation of Faulding

    Following the reconstitution of the boards of Faulding and its subsidiaries pursuant to clause 3.1 and promptly upon BidCo becoming the owner of 100% of the Shares and Options, and prior to the transfers to be effected pursuant to clauses 3.2 and 3.3, Mayne shall reorganise the assets and liabilities of Faulding and its subsidiaries as required so that any assets and liabilities of Faulding or of any Continuing Faulding Subsidiary which relate primarily to the Oral Pharmaceutical Business are transferred to BidCo and all other assets and liabilities held by US HoldingCo or a US HoldingCo Subsidiary, which relate primarily to the Healthcare Business or the Injectables Business, are transferred to Mayne, a wholly owned subsidiary of Mayne or Faulding and the Continuing Faulding Subsidiaries, and to achieve those objectives the following steps will, inter alia, be taken:

      Interest Bearing Debt and Preferred Stock
        Faulding or a Continuing Faulding Subsidiary

        All interest bearing debt and all liabilities relating to all other financing facilities, of which Faulding, or a Continuing Faulding Subsidiary, is the borrower or obligor, shall be retained by that company which is the borrower or obligor thereunder.

        US HoldingCo or a US HoldingCo Subsidiary

        Any interest bearing debt or other financing facilities, up to an aggregate amount of US$659 million, in respect of which US HoldingCo or a US HoldingCo Subsidiary or Foshan or Foshan HoldingCo is the borrower or obligor shall be retained (together with any derivative instruments relating thereto) by the corporation or corporations which is or are the borrower or obligor in respect of the same, provided that the Call Option Purchase Price specified in this Agreement and the price at which the US Holding Co Shares are transferred to BidCo from Faulding pursuant to clause 3.2 and the amount of funds provided by PartnerCo to BidCo pursuant to clause 6.2, shall each be reduced by the principal amount of such interest bearing debt or other financing facility. Any facilities in excess of an amount in aggregate of US$659 million must be discharged at the expense of Mayne or another wholly owned subsidiary of Mayne.

        The parties agree that the Oral Pharmaceutical Business is to have a nil cash balance as at the date that the term of the Management Agreement commences.

        All intercompany debt (except debt related to the purchase or sale of products in the ordinary course of business) owed by or owing to US HoldingCo, a US HoldingCo Subsidiary, Foshan HoldingCo or Foshan shall be extinguished and discharged with no payment being made or thereafter due with respect to such intercompany debt.

        Preferred stock issued by Purepac Pharmaceutical Co.

      All preferred stock issued by Purepac Pharmaceutical Co. and held by Faulding shall be transferred from Faulding to BidCo and the price at which the US Holding Co Shares are transferred to BidCo from Faulding pursuant to clause 3.2 and the amount of funds provided by PartnerCo to BidCo pursuant to clause 6.2, shall each be reduced by the par value of such preferred stock.

      Intellectual Property and Faulding Name

Except for the "Faulding" name which is dealt with separately below, intellectual property including patents, trade marks, trade names, copyright, industrial design, logos and any other form of intellectual property of any kind in whatever form held or represented:
      owned by any Oral Pharmaceutical Company and used solely in the Injectables Business will be transferred to Mayne or a subsidiary of Mayne (other than BidCo);
      owned by any Injectables Company and used solely in the Oral Pharmaceutical Business will be transferred to BidCo or an Oral Pharmaceutical Company;
      owned by Faulding or any Continuing Non-Injectables Subsidiary and used solely in the Injectables Business, will be transferred to Mayne or a subsidiary of Mayne (other than BidCo);
      owned by Faulding or any Continuing Non-Injectables Subsidiary and used solely in the Oral Pharmaceutical Business, will be transferred to BidCo or an Oral Pharmaceutical Company;
      owned by Faulding or any Continuing Non-Injectables Subsidiary and used in both the Oral Pharmaceutical Business and the Injectables Business, the relevant Injectables Company and Oral Pharmaceutical Company will be granted a perpetual royalty-free assignable licence to use the intellectual property in relation to their respective businesses. Such licence will permit the licensee to develop the intellectual property in the case of the Injectables Company, on an exclusive basis in relation to injectable pharmaceutical products and in the case of the Oral Pharmaceutical Company, on an exclusive basis in relation to oral pharmaceutical products and to allow the licensees to retain ownership rights over any developments;
      owned by Faulding or any Continuing Non-Injectables Subsidiary and used in both the Healthcare Business and the Oral Pharmaceutical Business, the relevant Oral Pharmaceutical Company will be granted a perpetual royalty-free assignable licence to use the intellectual property in relation to its business. Such licence will permit the licensee to develop the intellectual property on an exclusive basis in relation to injectable pharmaceutical products and retain ownership rights over any developments;
      owned by any Oral Pharmaceutical Company and used in both the Oral Pharmaceutical Business and the Injectables Business, the relevant Injectables Company will be granted a perpetual royalty-free assignable licence by the relevant Oral Pharmaceutical Company to use the intellectual property in relation to its business. Such licence will permit the licensee to develop the intellectual property on an exclusive basis in relation to injectable pharmaceutical products and retain ownership rights over any developments; and
      owned by an Injectables Company and used in both the Oral Pharmaceutical Business and the Injectables Business and/or the Healthcare Business, the relevant Oral Pharmaceutical Company will be granted a perpetual royalty-free assignable licence by the relevant Injectables Company to use the intellectual property in relation to its business. Such licence will permit the licensee to develop the intellectual property on an exclusive basis in relation to oral pharmaceutical products and retain ownership rights over any developments.

Any entitlement to receive royalties payable by any third party to any Injectables Company, Oral Pharmaceutical Company, Faulding or any Continuing Non-Orals Subsidiary which relate to intellectual property transferred in accordance with the above clauses shall be transferred or assigned so that the entitlement to receive the same is transferred to that corporation to whom the relevant intellectual property is transferred.

Any entitlement to receive royalties payable by any Oral Pharmaceuticals Company to Faulding, any Continuing Non-Injectables Subsidiary or an Injectables Company which relate to intellectual property transferred in accordance with the above clauses to any Oral Pharmaceuticals Company shall be transferred or assigned to that Oral Pharmaceuticals Company so that the entitlement to receive the same is transferred to that Oral Pharmaceuticals Company.

Faulding and the Continuing Faulding Subsidiaries shall have the exclusive right to the name "Faulding", and any derivation therefrom, and to any intellectual property which includes the name "Faulding" or any derivation therefrom, in any form, including the right to use that name as part of their respective corporate names. Mayne agrees that the Oral Pharmaceutical Companies may continue to use the "Faulding" name for such period as is reasonably required (but in any event, no longer than the last to occur of 24 months from the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option or the last date on which the relevant Oral Pharmaceutical Companies obtains any necessary regulatory approvals to change the name, which PartnerCo must use its best endeavours to obtain as soon as practicable). Before the end of that period, PartnerCo must procure that the name of US HoldingCo, Foshan HoldingCo, Foshan and any US HoldingCo Subsidiary which includes the name "Faulding" or any derivation therefrom shall be changed so as to remove that name and any derivation therefrom prior to the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option.

BidCo, US HoldingCo, Foshan HoldingCo, Foshan and the US HoldingCo Subsidiaries shall have the exclusive right to the names "Purepac" and "Foshan," and any derivation therefrom , and to any intellectual property which includes the name "Purepac," "Foshan," and any other tradenames or trademarks used exclusively by the Oral Pharmaceutical Business or any derivation therefrom, in any form, including the right to use that name as part of their respective corporate names. The names of Faulding and of any Continuing Faulding Subsidiary which include "Purepac" or "Foshan" or any derivation therefrom shall be changed so as to remove such name and any derivation therefrom prior to the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option.
      Real Property

      All real property, including leased real property, owned by or leased to US HoldingCo, Foshan HoldingCo, Foshan or any US HoldingCo Subsidiary and which is not used solely in relation to the Oral Pharmaceutical Business, and which has not otherwise been transferred pursuant to clause 3.2 or the preceding paragraphs of this clause, shall be transferred to Faulding or a Continuing Faulding Subsidiary.

      Employees

      Except as set out in the paragraph below, all of the employees of US HoldingCo or any US HoldingCo Subsidiary or Foshan HoldingCo or Foshan, other than those employees who are engaged fulltime in the conduct of the Oral Pharmaceutical Business, shall be transferred to Faulding or a Continuing Faulding Subsidiary, and all liabilities relating to those employees including liabilities in respect of salary and wages, long service leave, annual leave, sick pay entitlements, any entitlements on redundancy or termination of employment howsoever arising and all outstanding obligations to make contributions in relation to any pension or retirement funds, shall be transferred to and assumed by Faulding or a Continuing Faulding Subsidiary.

      It is acknowledged that employees of US HoldingCo or any US HoldingCo Subsidiary who:

        conduct regulatory approval work for the Oral Pharmaceutical Business who also do some regulatory work for the Injectables Business; or
        are employed in the sales division of Faulding Laboratories,

      shall remain employees of US HoldingCo or the relevant US HoldingCo Subsidiary even though they are not engaged fulltime in the conduct of the Oral Pharmaceutical Business.

      Other Businesses, Assets and Liabilities

      Except as set out in paragraphs (1) to (4) above, any other assets and liabilities of Faulding or of a Continuing Faulding Subsidiary which will not be transferred pursuant to clause 3.2 or paragraphs (1) to (4) above and which relate solely to the Oral Pharmaceutical Business, shall be transferred to BidCo.

      Shared Facilities and Services
        Any properties, facilities or services which at the time of the closing of the sale of shares pursuant to exercise of the Put Option or the Call Option are shared by the Oral Pharmaceutical Business on the one hand, and the Healthcare Business or the Injectables Business on the other, shall be maintained for a reasonable period thereafter on reasonable terms so as to enable an orderly transition and separation of the same, provided that administrative facilities which are not solely used by the Oral Pharmaceutical Business shall be transferred to, or remain a part of Faulding or the Continuing Faulding Subsidiaries.
        The parties agree to negotiate in good faith to enter into a tolling arrangement on arms' length commercial terms to take effect from the closing of the sale of shares and/or assets on exercise of the Put Option or the Call Option with respect to the manufacture of any products currently manufactured by Faulding or a Continuing Faulding Subsidiary in Australia for the Oral Pharmaceutical Business.
    Release of Guarantees and similar obligations
      Mayne shall indemnify each of Alpharma, PartnerCo, US HoldingCo and all US HoldingCo Subsidiaries against and shall procure the release, with effect from the closing of the sale of the BidCo Shares or the US HoldingCo Shares as the case may be, of any guarantees, indemnities or similar obligations given by US HoldingCo, Foshan HoldingCo, Foshan or any US HoldingCo Subsidiary, of or with respect to liabilities relating to the Healthcare Business, the Injectables Business or relating to Faulding or any Continuing Faulding Subsidiary.
      PartnerCo shall indemnify each of Mayne, BidCo, Faulding and all Continuing Faulding Subsidiaries against and shall procure the release, with effect from the closing of the sale of the BidCo Shares or the US HoldingCo Shares as the case may be, of any guarantees indemnities or similar obligations given by Faulding and or any Continuing Faulding Subsidiary of or with respect to liabilities relating to the Oral Pharmaceutical Business or relating to US HoldingCo, Foshan HoldingCo, Foshan or any US HoldingCo Subsidiary.
    Set-off of Intercompany liabilities

    Promptly upon BidCo becoming the owner of 100% of the Shares and Options and upon the transfer of the Shares and Options to Mayne or another wholly owned subsidiary of Mayne pursuant to clause 3.3, Mayne shall cause the intercompany loans and liabilities payable by BidCo to Mayne arising pursuant to the terms of the agreement set out in Schedule 4 and the purchase price payable by Mayne or another wholly owned subsidiary of Mayne to BidCo pursuant to clause 3.3 to be repaid and discharged by :

    (a) Mayne or the applicable wholly owned subsidiary of Mayne paying that purchase price to BidCo; and

    (b) BidCo repaying the intercompany loans and liabilities arising pursuant to the terms of the agreement set out in Schedule 4.

    Completion of Reorganisation and Costs and Expenses relating thereto
      The transfers to be effected pursuant to clauses 3.2 and 3.3 and the reorganisation of Faulding pursuant to clause 3.4 shall be completed by Mayne as soon as practicable, but in no event later than the date which is 60 Business Days after the date upon which BidCo has become the owner of 100% of the Shares and Options.
      Mayne shall pay all stamp duties, transfer taxes and related fees and expenses incurred in giving effect to the transfers to be effected pursuant to clause 3.3 and the reorganisation of Faulding pursuant to clause 3.4 insofar as they relate to the transfer of assets or liabilities to Faulding or a Continuing Faulding Subsidiary and shall fully indemnify Alpharma, PartnerCo, BidCo, US HoldingCo and each US HoldingCo Subsidiary with respect to such costs and expenses.
      PartnerCo shall pay all stamp duties, transfer taxes and related fees and expenses incurred in giving effect to the transfers to be effected pursuant to clause 3.2 and the reorganisation of Faulding pursuant to clause 3.4 insofar as they relate to the transfer of assets or liabilities of the Oral Pharmaceutical Business to BidCo and shall fully indemnify Mayne, Faulding and each Continuing Faulding Subsidiary with respect to such costs and expenses.
      Each party shall share equally any stamp duties and transfer taxes in relation to the grant of the Put Option and the Call Option and the transfer to PartnerCo of the shares in BidCo or US HoldingCo or assets following exercise of the Put Option or the Call Option as the case may be and each party shall otherwise pay its own costs and expenses in relation to the grant of the Put Option and Call Option.
      Each party shall pay its own costs and expenses incurred by it in connection with the transactions contemplated by this Agreement relating to accounting, legal, investment banking and other fees and expenses.
      Mayne shall pay all costs and expenses incurred in making the Offers and acquiring the Shares and Options and in relation to the Loan Facility Agreement, including all stamp duties, transfer taxes, accounting, legal and other fees and expenses.
      If, as a result of any supply made in the course of the transfer of assets and liabilities pursuant to clause 3.2 and 3.3 or the reorganisation of Faulding pursuant to clause 3.4, the party making such supply becomes liable to remit GST in connection with that supply, that party shall be entitled to receive from the entity to which that supply is made an amount equal to that GST liability, in addition to the agreed value or GST-exclusive consideration to be provided for that supply. The party making the supply shall do all things necessary to enable the recipient of the supply to claim any GST input tax credits.
      To the extent that an amount is recovered by a party under clause 14 in respect of a GST liability, that party may not recover any amount under clause 3.7(7) in respect of the same GST liability.
    Novation or assignment of contracts
      The parties agree to use their best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of the other party thereto) with the co-operation of the other parties to procure the agreement of third parties to the novation to the relevant party of any contracts which need to be transferred in accordance with the principles set out in clause 3.4 as part of the reorganisation of Faulding. If having complied with its obligations under this paragraph, the parties are unable to cause novation of any particular contract, the benefit of the contract shall be assigned, subject to any third party's consent where required and provided that the benefit of the contract is assignable.
      If having complied with their obligations under sub-clause (1), the parties are unable to cause the novation or assignment of any contract concerned by and with effect from the date of closing of the sale of shares and/or assets as a result of the exercise of the Put Option or the Call Option, the parties agree that this will not prevent the Put Option or the Call Option becoming exercisable and the parties will continue to use their best endeavours to do so (short of paying money or providing other valuable consideration to or for the benefit of the other party thereto) for a period of 3 months after the date of closing.
      If any contracts are not novated or assigned under sub-clause (1), then, unless and until such a novation or assignment occurs under sub-clause (2) the parties will negotiate in good faith an arrangement pursuant to which the party to whom the parties are seeking to assign or novate the contract to has, to the extent possible, the benefits and obligations of the contract as if it had been assigned or novated to that party.
    Implementation

    Prior to the closing of the sale of shares pursuant to the exercise of the Put Option or the Call Option, as the case may be, Mayne and PartnerCo will consult with each other in good faith with respect to the method of implementation of the subject of clauses 3.2 to 3.8 (inclusive) or clauses 4 and 5, including where a party becomes aware of circumstances or matters that it was not aware of at the time that this Agreement was entered into. To the extent the parties reach agreement in such consultation, appropriate adjustment shall be made to this Agreement.

    US Taxation

    Forthwith after the execution of this Agreement, Mayne shall make an election to treat BidCo as a disregarded entity for United States Federal Income Tax purposes, and Mayne otherwise shall cause BidCo to be so treated at all times through and including the exercise of, as the case may be, the Put Option or the Call Option.

    Injectables Business

    Mayne undertakes to PartnerCo that it will not exercise its put option in respect of any of the shares in MHLI pursuant to a put and call option agreement between Mayne, BidCo, MHLI and Teva Pharmaceutical Industries Limited to be entered into on or around the date of this Agreement until Mayne has exercised the Put Option in accordance with clause 4.2 of this Agreement.

    Transfer of Foshan HoldingCo

The parties acknowledge that there may be pre-emptive rights or other restrictions on transfer of the shares in Foshan or Foshan HoldingCo as a result of Foshan not being wholly owned by Foshan HoldingCo. The parties agree to use their best endeavours to cause the shares in Foshan HoldingCo to be transferred to BidCo as contemplated by the Agreement. If it is not possible to do so within 60 Business Days after the day on which BidCo has become the owner of 100% of the Shares and Options, Mayne will still be entitled to exercise the Put Option and the parties agree to negotiate in good faith to find an outcome which allows the parties to obtain substantially the same benefit as they would have obtained if the shares had been able to be transferred.

  Put Option
    Grant of Put Option

    In consideration of Mayne entering into this Agreement and performing its obligations pursuant to it, PartnerCo grants to Mayne an option to require PartnerCo to purchase the BidCo Shares, from either Mayne or any wholly owned subsidiary of Mayne which is the holder of the BidCo Shares at the time that the Put Option is exercised, for the Put Option Purchase Price, subject to the terms and conditions of this Agreement.

    Exercise of Put Option

    The Put Option may be exercised at any time prior to 5:00 pm, Melbourne time, on the earlier of (i) the day which is 60 Business Days after the day on which BidCo has informed PartnerCo pursuant to clause 2.5, that BidCo has become the owner of 100% of the Shares and Options or (ii) the day which is 10 Business Days following implementation of clauses 3.2, 3.3 and 3.4, by Mayne delivering to PartnerCo, a Notice of Exercise of Put Option, duly executed on behalf of Mayne; provided in any case that prior to the exercise of the Put Option Mayne must have completed the transfers to be effected pursuant to clauses 3.2 and 3.3 and the reorganisation of Faulding pursuant to clause 3.4.

    Notice under FATA and HSR Act

  Within 7 Business Days after signing of this Agreement, PartnerCo will lodge with the Treasurer of Australia a notice pursuant to section 26 of the FATA notifying the Treasurer of the granting of the Put Option and the Call Option. Such notice shall be in the form and shall include or be accompanied by all such information as may be required under the FATA and any regulations or orders made pursuant to it. Within 7 Business Days after signing of this Agreement, each of PartnerCo and Mayne shall cooperate with each other with respect to and shall make (and shall use their best efforts to cause Faulding to make) any and all filings required pursuant to the HSR Act.

  Call Option
    Grant of Call Option

    In consideration of PartnerCo entering into this Agreement and performing its obligations pursuant to it, BidCo grants to PartnerCo an option to purchase all of the US HoldingCo Shares (which shall include 100% ownership interest in all US HoldingCo Subsidiaries) and any other assets of the Oral Pharmaceutical Business (including the preferred stock referred to in clause 3.4(1)(c))for the Call Option Purchase Price subject to the terms and conditions of this Agreement.

    Exercise of Call Option

    The Call Option may be exercised at any time prior to 5:00 pm, Melbourne time, on the day which is 7 Business Days after the expiry of the period during which Mayne is entitled to exercise the Put Option pursuant to clause 4 above, if and only if, Mayne has not exercised the Put Option during that period, by PartnerCo delivering to Mayne a Notice of Exercise of Call Option duly executed on behalf of PartnerCo.

    Substitution of Assets and Liabilites

  If the Call Option is exercised , either Mayne or PartnerCo may request the other party to consider agreeing to allow the transfer of all or some of the assets and liabilities of the Oral Pharmaceutical Business to PartnerCo in lieu of the US HoldingCo Shares. If such a request is made, the parties shall consult in good faith with a view to determining whether such a structure would yield a beneficial result to both parties. If such a mutual determination is made, BidCo may proceed to cause US HoldingCo or any US HoldingCo Subsidiary to transfer such assets and liabilities in lieu of such shares.

  Consequences of Exercise
    Lapse of other Option

    In the event that Mayne serves a Notice of Exercise of Put Option in accordance with clause 4, the Call Option shall be deemed to have lapsed and shall no longer be capable of being exercised by PartnerCo unless Mayne fails to close the sale of BidCo Shares to PartnerCo pursuant to the exercise of the Put Option in accordance with clause 6.3, in which case, the Call Option shall be deemed not to have lapsed and shall again become capable of being exercised by PartnerCo in accordance with clause 5.2 for a period of 7 Business Days after the date on which Mayne was obliged to but failed to complete the closing of the Put Option.

    Funding of BidCo
      On the exercise of the Put Option by Mayne and concurrently with the closing of the sale of the BidCo Shares pursuant to the exercise of the Put Option, the purchase price payable by BidCo pursuant to clause 3.2 of US$659 million, such purchase price to be adjusted pursuant to clause 3.4(1)(b) and (c), shall be provided to BidCo in immediately available funds as follows:
        by PartnerCo providing US$400 million less any amount applied towards the payment of the purchase price pursuant to clause 5.1 of the Loan Facility Agreement to BidCo in immediately available funds, either by way of debt, equity or a combination thereof; and
        by PartnerCo providing US$260 million to BidCo in immediately available funds, either by way of debt, equity or a combination thereof, or, in the event that PartnerCo fails to provide these funds, Mayne shall obtain the same by drawing US$260 million on the Put and Call Letter of Credit and applying the amount so drawn to the partial satisfaction of the purchase price payable by BidCo pursuant to clause 3.2, provided that, if the purchase price is reduced below US$659 million pursuant to clause 3.4(1)(b) or (c), the amounts referred to in paragraphs (a) and (b) shall be reduced by the same amount, firstly by reducing the amount to be paid by PartnerCo or drawn by Mayne on the Put and Call Letter of Credit under paragraph (b) and, if that amount is reduced to zero, by reducing the amount to be provided by PartnerCo to BidCo under paragraph (a).

      To the extent PartnerCo provides funds by way of a cash advance pursuant to subclause 6.2(1)(b), then Mayne shall not be permitted to draw on the Put and Call Letter of Credit and such Put and Call Letter of Credit shall concurrently be surrendered to PartnerCo.
    Closing of Purchase
      Closing of the sale of the BidCo Shares to PartnerCo from Mayne or any wholly owned subsidiary of Mayne which is the holder of the BidCo Shares at the time that the Put Option is exercised pursuant to the exercise of the Put Option and closing of the sale of the US HoldingCo Shares and any other assets of the Oral Pharmaceutical Business pursuant to the exercise of the Call Option, as the case may be, will take place prior to 5:00 pm on the date which is 5 Business Days after the date of service of the relevant notice exercising the Put Option or the Call Option as the case may be, such closing to take place at the office of Clayton Utz, Level 18, 333 Collins Street, Melbourne, Australia or as otherwise agreed between the parties.
      On closing, Mayne will deliver, or procure the delivery, to PartnerCo of:
        the transfers and other documents required to transfer to PartnerCo free from Encumbrances good title to the BidCo Shares or the US HoldingCo Shares, as the case may be, duly executed on behalf of Mayne or the registered holder of the BidCo Shares or the US HoldingCo Shares as the case may be;
        all share certificates, or other applicable indicia of title for the BidCo Shares or the US HoldingCo Shares as the case may be;
        resignations from each director and secretary of BidCo (assuming the Put Option is exercised) and the Oral Pharmaceutical Companies; and
        if applicable, all other documents required to transfer title to any other assets of the Oral Pharmaceutical Business.
      On closing in respect of the Put Option, Mayne will procure that:
        the directors of BidCo hold a board meeting to approve the registration of the share transfers given to PartnerCo and to appoint as directors and secretary those persons who are nominated by PartnerCo and who have provided written consents to act as directors or secretary; and
        the directors of the Oral Pharmaceutical Companies hold board meetings to appoint as directors and secretary those persons who are nominated by PartnerCo and who have provided written consents to act as directors or secretary.
      On closing in respect of the Call Option, Mayne will procure that the directors of each of the Oral Pharmaceutical Companies hold board meetings to approve the registration of the share transfers given to PartnerCo and to appoint as directors and secretary those persons who are nominated by PartnerCo and who have provided written consents to act as directors or secretary.
      On closing in respect of the Put Option, PartnerCo will pay to Mayne the Put Option Purchase Price and to BidCo the amount funded pursuant to clause 6.2(1).
      On closing of the sale of the US HoldingCo Shares (which shall include 100% ownership interest in all US HoldingCo Subsidiaries) and any other assets of the Oral Pharmaceutical Business pursuant to the exercise of the Call Option, the Call Option Purchase Price shall be paid by PartnerCo to BidCo as follows:

      (a) by PartnerCo providing US$400 million less any amount applied towards the payment of the Call Option Purchase Price pursuant to clause 5.1 of the Loan Facility Agreement to BidCo in immediately available funds; and

      (b) by PartnerCo providing US$260 million to BidCo in immediately available funds, or, in the event that PartnerCo fails to provide these funds, Mayne shall obtain the same by drawing US$260 million on the Put and Call Letter of Credit, provided that, if the Call Option Purchase Price is reduced below US$660 million pursuant to clause 3.4(1)(b) or (c), the amounts referred to in paragraphs (a) and (b) shall be reduced by the same amount, firstly by reducing the amount to be paid by PartnerCo or drawn by Mayne on the Put and Call Letter of Credit under paragraph (b) and, if that amount is reduced to zero, by reducing the amount to be provided by PartnerCo to BidCo under paragraph (a).

      To the extent PartnerCo provides funds by way of a cash advance to BidCo pursuant to subclause 6.3(4)(b), then Mayne shall not be permitted to draw on the Put and Call Letter of Credit and such Put and Call Letter of Credit shall concurrently be surrendered to PartnerCo.
      On closing in respect of the Put Option or Call Option, Mayne agrees that it will, or will procure that a subsidiary of Mayne, Faulding or a Continuing Faulding Subsidiary will, reimburse Faulding Pharmaceuticals Inc., net of any Tax benefit, in respect of payments it is required to make under the F H Faulding & Co Limited Share Appreciation Rights Plan as a consequence of a change of control of Faulding as a result of the making of the Offers.
  Conduct of Oral Pharmaceutical Business prior to Closing

  Mayne covenants with PartnerCo that during the period commencing on last to occur of the date upon which the board of Faulding has been reconstituted pursuant to clause 3.1 and the date on which Mayne receives funds of US$400 million under the Loan Facility Agreement and ending on the earlier of:

      the lapse of both the Put Option and the Call Option because neither the Put Option or the Call Option has been exercised; and
      the closing of the sale of the BidCo Shares or the US HoldingCo Shares as the case may be, as a consequence of the exercise of the Put Option or the Call Option;

      Mayne shall:

      ensure that the Oral Pharmaceutical Business will be managed by PartnerCo or its designee under the Management Agreement attached hereto as Schedule 7;
      provide PartnerCo with access to information which it desires in preparing for the acquisition of the BidCo Shares or US HoldingCo Shares and the other assets of the Oral Pharmaceutical Business as a consequence of the exercise of the Put Option or the Call Option and to facilitate notification of and consultation with PartnerCo with respect to matters affecting the Oral Pharmaceutical Business; and
      ensure that neither BidCo, US HoldingCo nor any US HoldingCo Subsidiary:
        issues or agrees to issue to any third party or confer any right upon any third party of any kind to have issued any shares or other securities which are convertible or capable of conversion into shares or other equity capital of those corporations;
        declares or pays any dividend or other distribution or resolves to reduce or buy back its share capital in any way;
        without the prior approval of PartnerCo, acquires or disposes of, agrees to acquire or dispose of, offers, proposes, announces a bid or tender for any business, asset, entity or undertaking other than the acquisition or disposal of current assets in the ordinary course of business, the value of which exceeds US$250,000;
        without the prior approval of PartnerCo, creates or agrees to create any mortgage, charge, lien or other Encumbrance over the whole or a substantial part of their business or property otherwise than in the ordinary course of business; or
        enters into any long term contract or commitment otherwise than in the ordinary course of business or enters into any contract or commitment involving total expenditure in excess of US$250,000.

  Alpharma agrees that it will not, in exercise of its rights under the Management Agreement referred to in subclause (3) above, do anything to which paragraphs (c) and (e) above apply without Mayne's consent.

  Representations and Warranties and Indemnities by Mayne
    Representations and Warranties

    Mayne represents and warrants to PartnerCo as at each of the date of this Agreement, the date on which the minimum acceptance condition of the Offers is fulfilled, and the date of exercise of the Put Option or the Call Option, as the case may be, and immediately prior to the closing of the sale of the BidCo Shares or the US HoldingCo Shares as a consequence of the exercise of the Put Option or the Call Option, as the case may be, that:

      Mayne and BidCo are corporations validly existing under the laws of their respective places of incorporation;
      Mayne and BidCo have the corporate power to enter into and perform their respective obligations under this Agreement and to carry out the transactions contemplated by this Agreement;
      Mayne and BidCo have taken all necessary corporate action to authorise entry into of this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;
      this Agreement is the valid and binding obligation of Mayne and BidCo; and
      neither the execution or performance by Mayne or BidCo of this Agreement nor any transactions contemplated under this Agreement does or will in any material respect violate or accelerate the obligations of either of them or any subsidiary under any provision of:
          any judgment binding on either of them or any subsidiary;
          their respective constituent documents; or
          any applicable law or regulation binding on either of them or any subsidiary.

    Mayne also represents and warrants to PartnerCo that on the closing of the sale of the BidCo Shares or the US HoldingCo Shares and the other assets of the Oral Pharmaceutical Business as the case may be:

    (a) PartnerCo will acquire a good and valid title to the BidCo Shares or the US HoldingCo Shares, the US HoldingCo Subsidiaries and other assets constituting the Oral Pharmaceutical Business, as the case may be, free and clear from any Encumbrance and of any claims, rights, entitlements or interests of any third party of any kind and that the BidCo Shares and/or the US HoldingCo Shares, as the case may be, are sold together with all rights attaching to them at the time of exercise of the Put Option or the Call Option as the case may be; and

    (b) the transfer of assets and liabilities pursuant to clauses 3.2 and 3.3 and the re-organisation of Faulding pursuant to clause 3.4 have been completed, and such transfer and reorganisation have not violated, breached or resulted in a contravention of any applicable law or regulation in any material respect;

    (c) BidCo will be the owner of all of the shares of US HoldingCo and the other assets and liabilities of the Oral Pharmaceutical Business transferred to BidCo pursuant to clause 3.4; and

    (d) the BidCo Shares (if the Put Option is exercised) and the US HoldingCo Shares (if the Call Option is exercised) comprise all of the issued shares in BidCo and US HoldingCo respectively.

    Indemnity
      Mayne indemnifies each of Alpharma, PartnerCo and BidCo against all Liabilities of BidCo, the facts or circumstances in respect of which arose or relate to the period on or prior to closing of the sale of the shares on exercise of the Put Option or Call Option, as the case may be.
      For the purposes of subclause (1), Liabilities of BidCo shall be taken to include any Liabilities in respect of third party claims against BidCo in relation to or arising out of the conduct of the Offers or BidCo's bidder's statement in relation to the Offers, except to the extent that the Liability is related to information provided by PartnerCo under clause 2.7 and any other information provided by PartnerCo for inclusion in the bidder's statement issued by BidCo.
      For the purposes of subclause (1), Liabilities of BidCo shall be taken to exclude:
        any Liabilities with respect to Taxes;
        any Liabilities transferred to BidCo in accordance with clause 3.4; and
        any Liabilities in respect of claims by PartnerCo or Alpharma in relation to or arising out of the conduct of the Offers or BidCo's bidder's statement in relation to the Offers,

      but this subclause (3) does not exclude claims by PartnerCo or Alpharma pursuant to subclause (2).

      Mayne also indemnifies Alpharma and PartnerCo in respect of any third party claims against Alpharma and PartnerCo or either of them in relation to or arising out of the conduct of the Offers or BidCo's bidder's statement in relation to the Offers.
      Notwithstanding any other provision of the Agreement, Mayne shall have no liability to PartnerCo, Alpharma or BidCo in respect of the making of and the conduct of the Offers or BidCo's bidder's statement in relation to the Offers, except where such liability arises out of:
        claims against PartnerCo, Alpharma or BidCo made by third parties (which are not subsidiaries or affiliates of Alpharma); or
        a breach of this Agreement by Mayne, except where the breach is caused solely by a failure by Mayne to comply with applicable laws or regulations binding on it.
    Procedure for Claims under clause 8.2 or clause 9.2

    If any claims, demands, actions or proceedings are made or instituted against a party ("Relevant Party") in respect of which the Relevant Party may seek to make a claim under the indemnity given pursuant to clauses 8.2 or clause 9.2 ( "Third Party Claim") against the party or the parties giving the indemnity ("Indemnifier"), the following procedure applies:

      the Relevant Party will give prompt written notice of the Third Party Claim to the Indemnifier and will ensure that it consults with the Indemnifier concerning such claim;
      the Relevant Party will not admit, compromise, settle or pay any such Third Party Claim or take any other steps which may in any way prejudice the defence or challenge thereof without the prior written consent of the Indemnifier, except as may be reasonably required in order to prevent any judgment against the Relevant Party;
      the Relevant Party will permit the Indemnifier at the Indemnifier's expense to take such reasonable action in the name of the Relevant Party to defend or otherwise settle the Third Party Claim as the Indemnifier may reasonably require;
      the Relevant Party will ensure that the Indemnifier and its representatives are given reasonable access to such of the documents and records of any Relevant Party as may be reasonably required by the Indemnifier in relation to any action taken or proposed to be taken by the Indemnifier under clause 8.3 or clause 9.2; and
      the Relevant Party will ensure that neither it nor any of the other Relevant Parties does or causes to be done anything in relation to the Third Party Claim which compromises or prejudices the Indemnifier's rights under clause 8.3 or clause 9.2.
    Tax Indemnity
      From and after the closing of the sale of the BidCo Shares to PartnerCo pursuant to the exercise by Mayne of the Put Option or the closing of the sale of the US HoldingCo Shares to PartnerCo pursuant to the exercise by PartnerCo of the Call Option, as the case may be, (the "Closing Date"), Mayne shall indemnify each BidCo Tax Indemnitee from and against, on a Grossed-Up Basis:
        any Tax imposed upon or relating to Mayne or any subsidiary or affiliate of Mayne or Faulding or any Continuing Faulding Subsidiary for any period, including any such Tax for which any BidCo Tax Indemnitee may be liable (i) under any statute, regulation or other provision imposing joint or several liability for taxes on related parties (no matter how defined), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise;
        any Tax (other than those Taxes described in paragraph 8.4(1)(a)) imposed upon BidCo for any period or portion thereof ending on or before the Closing Date or relating to any event that occurred on or before the Closing Date, other than any liability to Tax arising as a consequence of PartnerCo's management of the Oral Pharmaceutical Business during the period between BidCo becoming entitled to proceed to compulsory acquisition of the Shares and closing of the sale of shares and/or assets pursuant to the Put Option or the Call Option;
        any Tax imposed upon Foshan, US HoldingCo or a US HoldingCo Subsidiary in respect of the transfer of assets relating to the Healthcare Business and the Injectables Business from Foshan, US HoldingCo or a US HoldingCo Subsidiary pursuant to clause 3.3 or 3.4; and
        any Australian income tax or capital gains tax arising out of:
          the transfer of US HoldingCo Shares from Faulding to BidCo pursuant to clause 3.2;
          the transfer by BidCo of the Shares and Options to Mayne or a wholly owned subsidiary of Mayne pursuant to clause 3.3;
          the transfer of the shares in Foshan from Faulding or a Continuing Faulding Subsidiary to BidCo pursuant to clause 3.4; and
          the transfer of BidCo Shares to PartnerCo on exercise of the Put Option,

      but excluding any goods and services tax, stamp duties or transfer taxes which are the subject of clause 3.7 (collectively referred to herein as an "Indemnified Tax Liability").

      PartnerCo acknowledges that the assets and liabilities transferred to BidCo pursuant to clause 3.4 may not be transferred at fair market value, and that the transfers pursuant to clauses 3.2, 3.3 and 3.4 will be effected in accordance with the Australian capital gains tax rollover provisions.
      The obligations of Mayne under subclause (1) do not apply in respect of an Indemnified Tax Liability to the extent that the Indemnified Tax Liability arises from the failure by any BidCo Tax Indemnitee, in a timely manner, to:
        lodge any return, notice, objection or other document or make any election in relation to the Indemnified Tax Liability;
        claim all or any portion of any relief, allowance, deduction, credit, rebate or right to repayment;
        disclose or correctly describe in any return, notice, objection or other document relating to the Indemnified Tax Liability any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of any BidCo Tax Indemnitee; or
        take any other action which any BidCo Tax Indemnitee is required to take under this clause or any laws relating to Tax,

      provided that this subclause (3) does not apply to any action or failure to act by BidCo while it is a subsidiary of Mayne.

      If any BidCo Indemnitee receives an assessment or other notice from the Australian Taxation Office or the Internal Revenue Service or any other taxation authority ("Tax Authority") after the date of this Agreement which may give rise to an Indemnified Tax Liability, or is notified in writing by the Tax Authority of an intention to audit the taxation affairs of any BidCo Tax Indemnitee, PartnerCo must procure that the relevant BidCo Tax Indemnitee does each of the following:
        as soon as reasonably practicable give Mayne written notice of the audit or assessment (together with copies of all documents received from the Tax Authority) and provide full written details of the audit or assessment;
        not make any admission of liability, agreement or compromise with any person in relation to any Indemnified Tax Liability or circumstances which may give rise to the Indemnified Tax Liability without first consulting with and obtaining the approval of Mayne;
        subject to paragraph (d), not engage in any negotiation with the Tax Authority or any person on behalf of the Tax Authority in respect of the Indemnified Tax Liability or any circumstances which may give rise to an Indemnified Tax Liability without the consent of Mayne;
        at the cost of Mayne, comply with any obligations imposed on the BidCo Tax Indemnitee in respect of any Indemnified Tax Liability or otherwise within any time limit specified in respect of any such obligation;
        give Mayne and its professional advisers reasonable access to relevant accounts, documents and records within the power, possession or control of the BidCo Tax Indemnitee;
        at Mayne's expense, take all action in good faith and with due diligence that Mayne reasonably requests to avoid, remedy, minimise or mitigate the Indemnified Tax Liability, including but not limited to:
          objecting to the assessment to the Tax Authority; and
          legal proceedings in any Court disputing, defending, appealing or compromising any Assessment which may give rise to an Indemnified Tax Liability and any adjudication of it; and
        uses to the fullest extent possible any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind in respect of tax which is reasonably available (at the time the relevant liability to tax arises, to reduce, limit, defer or otherwise mitigate an Indemnified Tax Liability.

      If there is a material breach of paragraph (c) by the BidCo Tax Indemnitee, then the indemnity in clause 8.4(1) will not apply in relation to any Tax which becomes payable as a consequence thereof.

      Payment in full of any amount due from Mayne under this clause 8.4 shall be made by Mayne tothe relevant BidCo Tax Indemnitee in immediately available funds at least 5 Business Days before the date on which payment of the Taxes to which such payment relates is due (or, in the case of payments with respect to amounts other than Taxes, within 15 Business Days after demand). Any payment in respect of an Indemnified Tax Claim arising under clause 8.4(1)(c) shall be in reduction and refund of the purchase price payable by BidCo to Faulding for the US HoldingCo Shares pursuant to clause 3.2.
      If any payment required to be made by Mayne under this clause 8.4 is not made by the due date for payment thereof, then that payment shall bear interest from that due date until the date when the payment is actually made at the rate of two percent above the bank bill swap rate as published on the Reuters screen "BBSW" on the day the payment became due.
      All payments to be made by Mayne under this clause 8.4 shall be made without setoff or counterclaim and, except as required by law, without deduction or withholding for or on account of any Tax. If any deduction or withholding for or on account of any Tax is required by law to be made from any payment by Mayne under this Agreement, then Mayne shall pay the applicable amount on a Grossed-Up Basis.
      (a) Subject to paragraph (c) below, the relevant BidCo Tax Indemnitee shall pay to Mayne an amount equal to any rebate, reimbursement, credit or refund allowed or allowable by or received from the Australian Taxation Office ("ATO") in respect of any amount paid by Mayne in respect of an Indemnified Tax Liability plus an amount equal to the amount of any interest paid, credited or allowed by the ATO to the BidCo Tax Indemnitee in respect of that credit, refund, rebate or reimbursement. Such payment must be made to Mayne within 5 Business Days after it is received by the BidCo Tax Indemnitee.

      (b) Subject to paragraph (c) below, the relevant BidCo Tax Indemnitee shall pay to Mayne an amount equal to any rebate, reimbursement, credit, refund, or any other benefit allowed to or received by any BidCo Tax Indemnitee in a jurisdiction other than in Australia as a result of any payment for Tax in respect the indemnity in clause 8.4(1) applies. Such payment must be made to Mayne within 5 Business Days after it is received by the BidCo Tax Indemnitee.

      (c) The relevant BidCo Tax Indemnitee is not liable to pay any amount to Mayne under paragraph (a) or (b) where the rebate, reimbursement, credit, refund, or other benefit was allowed or received after a date which is 5 years after the Closing Date.

      No claim may be made against Mayne in respect of any Indemnified Tax Liability after a period of :
        5 years from the Closing Date if the Indemnified Tax Liability relates to any Tax imposed under Australian law; or
        7 years from the Closing Date if the Indemnified Tax Liability relates to any Tax imposed under any law other than Australian law.
      Mayne will, in good faith, instruct PartnerCo or the relevant Oral Pharmaceutical Company as to the content of any tax return that PartnerCo or the relevant Oral Pharmaceutical Company is obliged to file in respect of Tax the subject of clause 8.4(1)(c), provided that:
        Mayne engages an independent third party to provide a valuation of the material assets transferred; and
        Mayne pays the Tax payable under the return at the time that the tax return is filed;
        Mayne consults with PartnerCo in relation to the valuation process and allows PartnerCo access to all relevant workpapers in respect of the valuation referred to in paragraph (a), including all of the factual assumptions presented to the independent third party in respect of the valuation referred to in paragraph (a);
        Mayne allows PartnerCo at least 10 Business Days to review a draft of the valuation referred to in paragraph (a) and acknowledges that PartnerCo may have the draft reviewed by a third party of its choosing; and
        In the event of any remaining material difference with respect to the asset valuation, Mayne acknowledges that it will endeavour to work with PartnerCo to arrive at a mutually satisfactory asset valuation for tax return filing purposes.
  Representations and Warranties and Indemnity by PartnerCo and Alpharma
    Representations and Warranties

    PartnerCo and Alpharma represent and warrant to Mayne as at each of the date of this Agreement, the date of exercise of the Put Option or Call Option as the case may be, and immediately prior to the closing of the purchase of the BidCo Shares or the US HoldingCo Shares, as the case may be, that:

      PartnerCo and Alpharma are corporations validly existing under the laws of their respective places of incorporation;
      PartnerCo and Alpharma have the corporate power to enter into and perform their respective obligations under this Agreement and to carry out the transactions contemplated by this Agreement;
      PartnerCo and Alpharma have taken all necessary corporate action to authorise entry into of this Agreement and have taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;
      this Agreement is the valid and binding obligation of PartnerCo and Alpharma; and
      neither the execution or performance by PartnerCo or Alpharma of this Agreement nor any transactions contemplated under this Agreement does or will in any material respect violate or accelerate the obligations of either of them or of any of their subsidiaries under any provision of:
        any judgment binding on either of them or any subsidiary;
        their respective constituent documents; or
        any applicable law or regulation binding on either of them or any subsidiary.
    Indemnity

    PartnerCo indemnifies Mayne and, if the Put Option is not exercised, BidCo, against any liabilities in respect of third party claims (not being claims by subsidiaries of Mayne) against Mayne or BidCo in relation to the information provided by PartnerCo under clause 2.7 and any other information provided by PartnerCo for inclusion in the bidder's statement by BidCo.

    Notwithstanding any other provision of the Agreement, PartnerCo and Alpharma shall have no liability to Mayne in respect of the making of and the conduct of the Offers or BidCo's bidder's statement in relation to the Offers, except where such liability arises out of:

        claims against Mayne or BidCo made by third parties (which are not subsidiaries or affiliates of Mayne); or
        a breach of this Agreement by PartnerCo or Alpharma, except where the breach is caused solely by a failure by PartnerCo or Alpharma to comply with applicable laws or regulations binding on them.
  Termination
    Termination

    This Agreement shall be terminated:

        by agreement of the parties if Mayne and PartnerCo agree in writing at any time during the Offer Period and prior to the time when all of the conditions of the Offers have been fulfilled or waived, that the Offers should be allowed to lapse because BidCo is unlikely to acquire 100% of the Shares and Options and all of the conditions of the Offers have not been fulfilled or waived in accordance with the terms of this Agreement at the end of the Offer Period;
        if the Offer Period ends on a date which is on or later than the date specified in clause 2.4(a)(ii) or such later date as may be agreed between Mayne and PartnerCo and either Mayne or PartnerCo give not less than 5 Business Days prior notice of termination and all of the conditions of the Offers have not been fulfilled or waived at the end of the Offer Period;
        by either Alpharma or PartnerCo on the one hand, or Mayne on the other, if the other is in material breach of any clause of this Agreement provided that, in the case of a breach that is capable of rectification, the terminating party has given written notice to the other setting out the relevant circumstances and stating an intention to terminate, and if the relevant circumstances continue to exist for 15 Business Days from the time such notice is given, the terminating party may, in its absolute discretion, terminate this Agreement by a further notice in writing to the other party;
        by either Mayne or PartnerCo in the event that all of the conditions set out in Schedule 1 have not been fulfilled or waived in accordance with the terms of this Agreement at the end of the Offer Period; or
        by PartnerCo if neither the Put Option nor the Call Option has become exercisable by the date which is 6 months after the first date on which BidCo obtains a relevant interest in 90% of the Shares, but, except in the case of a termination right arising under sub-clause (e), may not be terminated for any reason after all of the conditions of the Offers have been fulfilled or waived to the extent permitted herein.

    If this Agreement is terminated pursuant to sub-clause (a) above, the termination takes effect at the end of the Offer Period during which the provisions of sub-clause (a) are fulfilled. If this Agreement is terminated pursuant to sub-clause (b) above, the termination takes effect at the later of the end of the Offer Period referred to in sub-clause (b) above and the expiry of the period of 5 Business Days prior notice referred to in sub-clause (b) above. If this Agreement is terminated pursuant to sub-clause (c) above, the termination takes effect upon the delivery of the further notice referred to in sub-clause (c) above. If this Agreement is terminated pursuant to sub-clause (d) above, the termination takes effect at the end of the Offer Period when the provisions of sub-clause (d) above are fulfilled upon the delivery of notice of such termination. If this Agreement is terminated pursuant to sub-clause (e) above, the termination takes effect 5 Business Days after PartnerCo has given notice to Mayne that it wishes to exercise its rights of termination under that sub-clause.

    If this Agreement is terminated pursuant to sub-clause (e) above, Mayne agrees that it will pay interest to Alpharma on the Termination Date (as that term is defined in the Loan Facility Agreement) in respect of moneys advanced to Mayne under the Loan Facility Agreement at the rate of 3% above LIBOR from the date that the moneys were advanced to the date that they are repaid under the Loan Facility Agreement.

    Consequences of Termination

  In the event that this Agreement is terminated pursuant to clause 10.1, each party shall be released from and no longer required to perform any of their respective obligations arising under this Agreement, provided that clause 2.9 shall survive termination and the termination of this Agreement shall not release any party from any Liability to any other party as a consequence of the breach or non-fulfilment by that party of its obligations under this Agreement prior to the time of such termination.

  Mayne Guarantee
    Guarantee

    By executing this Agreement, Mayne irrevocably and unconditionally guarantees to PartnerCo the due performance and observance by BidCo of each of the obligations of BidCo undertaken by BidCo in entering into this Agreement.

    Default

    If BidCo does not perform any of its obligations under this Agreement, Mayne will be responsible to PartnerCo in respect of obligations in the same manner as if Mayne were BidCo under this Agreement.

    Indemnity

  Mayne will indemnify PartnerCo and Alpharma and keep PartnerCo and Alpharma indemnified from and against all and any loss, damage, cost, charge or expense or other Liability incurred by PartnerCo or Alpharma in connection with or in consequence of or arising out of any breach or non-performance or default by BidCo or Mayne of any of BidCo's or Mayne's representations, warranties or obligations under this Agreement.

  Alpharma Guarantee
    Guarantee

    By executing this Agreement, Alpharma irrevocably and unconditionally guarantees to Mayne the due performance and observance by PartnerCo of each of the obligations of PartnerCo undertaken by PartnerCo in entering into this Agreement.

    Default

    If PartnerCo does not perform any of its obligations under this Agreement, Alpharma will be responsible to Mayne in respect of obligations in the same manner as if Alpharma were PartnerCo under this Agreement.

    Indemnity

  Alpharma will indemnify Mayne and keep Mayne indemnified from and against all and any loss, damage, cost, charge or expense or other Liability incurred by Mayne in connection with or in consequence of or arising out of any breach or non-performance or default by PartnerCo or Alpharma of any of PartnerCo's or Alpharma's representations, warranties or obligations under this Agreement.

  General
    Further acts

    Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

    Notices

    Any communication under or in connection with this Agreement:

      must be in writing;
      must be addressed as shown below:

      If to Alpharma:

      Name: Alpharma Inc.
      Address: One Executive Drive

      Fort Lee, New Jersey 07024 USA
      Fax no: (201) 582-1481
      For the attention of: Chief Legal Officer

      If to PartnerCo:

      Name: Oral Pharmaceuticals Acquisition Corp.
      Address: One Executive Drive

      Fort Lee, New Jersey 07024 USA
      Fax no: (201) 582-1481
      For the attention of: Chief Legal Officer

      If to Mayne:

      Name: Mayne Nickless Limited
      Address: Level 21, 390 St Kilda Road
      Melbourne VIC 3001
      Australia
      Fax no: 613 9867 6192
      For the attention of: Company Secretary

      If to BidCo:

      Name: Mayne Health Logistics Pty Limited
      Address: Level 21, 390 St Kilda Road
      Melbourne VIC 3001
      Australia
      Fax no: 03 9867 6192
      For the attention of: Company Secretary

      (or as otherwise notified by that party to the other party from time to time);

      must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;
      must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 13.2(2); and
      will be deemed to be received by the addressee:
        (in the case of prepaid post) on the third business day after the date of posting to an address within Australia, and on the fifth business day after the date of posting to an address outside Australia;
        (in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non business day, or is after 5.00 pm on a business day, in which event that communication will be deemed to be received at 9.00 am on the next business day; and
        (in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 13.2(2), unless that delivery is made on a non business day, or after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day, and where business day means a day which is not a Saturday, Sunday or public holiday in the place of receipt of that communication.

    Expenses

    Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

    Assignment

    A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, other than an assignment of this Agreement by PartnerCo and Alpharma to Bank of America, N.A. or its affiliates.

    No merger

    No right or obligation of any party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

    Entire agreement

    To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

      embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and
      supersedes any prior written or other agreement between the parties.
    Jurisdiction
      Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.
      Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (1) of this clause.
    Amendments

    This Agreement may only be varied by a document signed by or on behalf of each of the parties.

    Waiver
      Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.
      Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.
      No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.
    Counterparts

    This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

    No representation or reliance
      Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.
      Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Agreement.
      The parties agree that their relative rights and obligations shall not be affected by the fact that they have had unequal access to information related to Faulding and its subsidiaries prior to the date hereof.
  GST
    Reimbursement of costs, expenses and other amounts

    If a party is required under this Agreement to reimburse or pay to another party an amount calculated by reference to a cost, expense, or an amount paid or incurred by that party, the amount of the reimbursement or payment will be reduced by the amount of any input tax credits to which that party is entitled in respect of any acquisition relating to that cost, expense or other amount.

    GST payable

    If GST becomes payable by a party to this Agreement ("Supplier") in relation to any supply that it makes under or in connection with this Agreement, the parties agree that:

      any consideration provided for that supply under this Agreement other than under this clause 14.2 (as reduced in accordance with clauses 14.1 if applicable) or any value deemed for GST purposes in relation to that supply ("Agreed Amount") is exclusive of GST;
      an additional amount of consideration will be payable by the party providing consideration for that supply ("Recipient") equal to the amount of GST payable by the Supplier in relation to that supply and the additional amount is payable at the same time as any part of the Agreed Amount is to be first provided for that supply; and
      the Supplier will provide a tax invoice to the Recipient in respect of that supply, no later than the time at which the additional amount in respect of that taxable supply is payable pursuant to clause 14.2(2).

    To the extent, if any, that any consideration for a supply is specified in this Agreement to be inclusive of GST, that consideration shall be excluded from the Agreed Amount for the purposes of this clause 14.2.

    Variation

    If, following the payment of an additional amount pursuant to clause 14.2 in relation to a supply made by the Supplier, the GST payable by the Supplier in respect of that supply (taking into account any increasing and/or decreasing adjustments relevant to that supply) varies from the additional amount paid by the Recipient under clause 14.2 in respect of that supply such that:

    (a) the Supplier is required to pay a further amount of GST in respect of that supply; or

    (b) the Supplier receives a refund or credit of the whole or any part of the GST paid by the Supplier in relation to that supply,

    then the Supplier will provide a corresponding refund or credit to or will be entitled to receive the amount of that variation from the Recipient (as appropriate). Where an adjustment event occurs in relation to a supply made by the Supplier under this Agreement, the Supplier will issue an adjustment note to the Recipient in respect of that supply within 14 days after becoming aware of the relevant adjustment. Any additional amount payable pursuant to clause 14.2 shall be adjusted to take account of a variation made pursuant to this clause.

    Definitions

  "GST" and other terms used in this clause 14 (and in other provisions of this Agreement where the GST meanings are expressly intended) have the meanings ascribed to those terms by the A New Tax System (Goods and Services Tax) Act 1999 or any replacement or other relevant legislation and regulations. Any reference to GST payable by a party includes any GST payable by the representative member of any GST group of which that party is a member.

  Confidentiality
    Confidentiality agreement

    Each party acknowledges and agrees that it continues to be bound by the Confidentiality Agreement in respect of all information received by it from the other party before or after the date of this Agreement.

    Survival of obligations

  The rights and obligations of the parties under the Confidentiality Agreement shall survive termination of this Agreement.

  Purchase Price Adjustments

  The parties acknowledge and agree that the amount:

        of damages for breach of this Agreement by BidCo or Mayne payable to PartnerCo or Alpharma;
        of damages at law payable by BidCo or Mayne to PartnerCo or Alpharma;
        payable by BidCo or Mayne to PartnerCo or Alpharma under an indemnity by BidCo or Mayne under this Agreement; and
        of damages payable to PartnerCo or Alpharma for a breach of warranty or representation by BidCo or Mayne,

shall be in reduction and refund of the purchase price payable by BidCo to Faulding for the US HoldingCo Shares pursuant to clause 3.2 but if they are nevertheless subject to tax, the relevant amounts shall be determined on a Grossed Up Basis.

Schedule One

Offer Terms

Offers for Shares

Offer Consideration

A choice of:

  2.344 Mayne ordinary shares for every Faulding ordinary share;
  $6.50 plus 1.239 Mayne ordinary shares for every Faulding ordinary share; and
  a minimum of $6.50 plus additional cash of up to $7.84 for every Faulding ordinary share to the extent cash is available from a total cash pool (for both the cash and share alternatives) of approximately $1.108 billion or to the extent that cash is not available, 0.158 Mayne ordinary sharesfor each $1 that would otherwise be payable in cash

The offer will be to acquire the shares cum any dividend declared after the date of its announcement, other than a final dividend of no more than 16 cents per Faulding ordinary share to be paid by Faulding for the year ending 30 June 2001 during the Offer Period.

BidCo will pay the consideration for the Offers to each shareholder who accepts the Offer in accordance with its terms on or before the earlier of:

(i) one month after the later of the date on which the Offer is validly accepted and the date the Offers become unconditional; and

(ii) 21 days after the Offers close (if they become unconditional).

Offer Conditions

The Offers and any contract arising from acceptance are subject to the fulfilment of the conditions attached.

Offers for Options

Offer Consideration

A cash consideration of the amount specified in the table below in respect of each tranche of options identified in that table.

Expiry Date	Cash Consideration
5 November 2001	$6.47
1 July 2002	$7.67
16 March 2003	$7.13
8 October 2003	$8.32
6 September 2004	$5.17
30 September 2005	$5.42
12 November 2005	$4.33

BidCo will pay the consideration for the Offers to each optionholder who accepts the Offer in accordance with its terms on or before the earlier of:

(i) one month after the later of the date on which the Offer is validly accepted and the date the Offers become unconditional; and

(ii) 21 days after the Offers close (if they become unconditional).

Offer Conditions

The Offers and any contract arising from acceptance are subject to the fulfilment of the conditions attached.

Offer Conditions

Terms used below are defined in clause 14 of this Schedule 1.

  Before the end of the Offer Period, Mayne Health Logistics and its associates have relevant interests in at least 90% (by number) of Faulding Shares;
  Before the end of the Offer Period, Mayne Health Logistics and its associates have relevant interests in at least 90% (by number) of Faulding Options;
  That between the Announcement Date and the end of the Offer Period, no Prescribed Occurrence occurs;
  That between the Announcement Date and the end of the Offer Period:

  (a) no material adverse change or event occurs, is announced or otherwise becomes public, in relation to the structure, business, financial or trading position or condition, assets or liabilities, profitability or prospects of the Faulding Group as a whole or any one of the Healthcare Business, the Injectables Business or the Oral Pharmaceuticals Business; and

  (b) Mayne Health Logistics does not become aware of any untrue statement of fact, or an omission to state a fact that is required to be stated or necessary to make a statement not misleading, in any document filed by or on behalf of Faulding with ASX or ASIC where the untrue statement of fact or omission of fact is material to the Faulding Group as a whole or any one of the Healthcare Business, the Injectables Business or the Oral Pharmaceuticals Business;

  That between the Announcement Date and the end of the Offer Period, no member of the Faulding Group does any of the following:

  (a) purchases or otherwise acquires, or agrees to purchase or otherwise acquire, or sells or otherwise disposes of, or agrees to sell or otherwise dispose of, any property or assets (or any right, title or interest therein), the total consideration for which, or value of which, exceeds A$25 million; or

  (b) enters into any other commitments which would require expenditure by the Faulding Group of an amount which, in aggregate, exceeds A$25 million; or

  (c) announces an intention to enter into any such transaction as described in paragraph (a) or (b).

  That between the Announcement Date and the end of the Offer Period, neither of the following events occur:
      the FDA takes further action in relation to the issues set out in the letter issued by the FDA referred to in the release to the ASX made by Faulding on 18 April 2001; or
      the FDA conducts further investigations, audits or enquiries, in relation to the facilities of the Faulding Group in Elizabeth, New Jersey,

  where the result of that further action or the investigations, audits or enquiries give rise to a negative impact of more than US$5 million on earnings before interest and tax of the Oral Pharmaceuticals Business for the financial year ending 30 June 2002;

  That between the Announcement Date and the end of the Offer Period, other than the Offers:

  (a) no off-market takeover bid or on-market takeover bid is made to acquire the Faulding Shares;

  (b) no person announces any transaction to acquire or become the holder (by whatever means) of, or otherwise have an economic interest in all or a substantial part of the business of Faulding and its subsidiaries or 50% or more of the Faulding Shares or a transaction to otherwise acquire or merge with Faulding (whether by way of joint venture, dual listed structure or otherwise); and

  (c) and no person announces any intention to do any of the things set out in paragraphs (a) or (b),

  which causes the Faulding board to withdraw its recommendation of the Offers;

  That between the Announcement Date and the end of the Offer Period, there is no change to the terms on which or the period for which Faulding or any of its subsidiaries are licensed or authorised to manufacture or distribute any products which are material to the Faulding Group as a whole;
  That during the Offer Period all Approvals which are required by law or by any public authority:

  (a) as are necessary to permit the Offers to be made to and accepted by Faulding Shareholders; or

  (b) which are required as a result of the Offers or the successful acquisition of the Faulding Shares and which are necessary for the continued operation of the business of Faulding and its subsidiaries, are granted, given, made or obtained on an unconditional basis and remain in full force and effect in all respects and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same;

  That between the Announcement Date and the end of the Offer Period:

  (a) there is not in effect any preliminary or final decision, order or decree issued by a Public Authority; and

  (b) no action or investigation is instituted by any Public Authority,

  in consequence of or in connection with the Offers, the Put Option or the Call Option, which restrains or prohibits, or otherwise materially adversely impacts, the making of the Offers or the implementation of the Call Option or the Put Option or the completion of any transaction contemplated by the Offers (whether subject to condition or not) or seeks to require the divestiture by Mayne Health Logistics of any Faulding Shares, or the divestiture of any material assets of the Faulding Group, or of the Mayne Group;

  That the S&P ASX200 index at the close of trading on each trading day from and including the Announcement Date until the end of the Offer Period is at least 2850;
  That before the end of the Share Offer Period and the Option Offer Period, the Treasurer of the Commonwealth of Australia advises that there is no objection under the Federal Government's foreign investment policy or under the Foreign Acquisition and Takeovers Act 1975 to the acquisition by PartnerCo of the BidCo Shares as a consequence of the exercise of the Put Option or the acquisition by PartnerCo of the US HoldingCo Shares as a consequence of the exercise of the Call Option or the time within which the Treasurer is empowered under the Foreign Acquisitions and Takeovers Act 1975 to make an order in relation to such acquisition, expires;
  That the applicable waiting period under the HSR Act expires or terminates and there is no complaint or other legal action filed by the US Department of Justice or the US Federal Trade Commission alleging that the transactions contemplated by the Put and Call Option Agreement are illegal in whole or part.

  Mayne will not seek to rely on the sale of the Oral Pharmaceuticals Business to Oral Pharamceuticals Acquisition Corp, a wholly owned subsidiary of Alpharma Inc. as breaching conditions 1, 2, 3, 4, 5, 6, 7, 8 or 11.

  Mayne will not seek to rely on the sale of the Injectables Business to Teva Pharmaceutical Industries Limited as breaching any of the above conditions.

  Definitions

In the above conditions:

"Alpharma" means Alpharma Inc.

"Announcement Date" means 12 July 2001.

"Approval" means a licence, authority, authorisation, consent, permission, approval, clearance, grant, confirmation, order, exemption, waiver or ruling.

"ASIC" means the Australian Securities and Investments Commission.

"ASX" means Australian Stock Exchange Limited.

"Bidder's Statement" has the meaning given in section 9 of the Corporations Law.

"Call Option" means the call option granted pursuant to clause 5 of the Put and Call Option Agreement.

"Faulding" means F H Faulding & Co Limited.

"Faulding Group" means Faulding and each of its subsidiaries.

"Faulding Options" means all of the options to subscribe for the issue of shares in the capital of Faulding granted by Faulding which have not been exercised and have not lapsed.

"Faulding Shares" means all of the ordinary shares in the capital of Faulding.

"FDA" means the US Food and Drug Administration.

"Foshan" means Foshan Faulding Pharmaceutical Co Ltd, a company incorporated in China.

"Foshan HoldingCo" means Faulding China Limited, a company incorporated in Hong Kong.

"Healthcare Business" means the business of development, manufacturing, sales, and marketing of consumer health products and provision of products and services to Australian retail pharmacies and hospitals.

"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act.

"Injectables Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary injectable pharmaceuticals.

"Mayne" means Mayne Nickless Limited ACN 004 073 410.

"Mayne Health Logistics" means Mayne Health Logistics Pty Limited ACN 097 064 894.

"Mayne Group" means Mayne and each of its subsidiaries.

"Offer" means each of the Offers for Shares and Options proposed to be made by Mayne Health Logistics.

"Offer Period" has the meaning given in section 9 of the Corporations Law.

"Option Offer Period" means the Offer Period with respect to the Offer for the Faulding Options to subscribe for the issue of Faulding Shares granted by Faulding which have not been exercised and have not lapsed.

"Oral Pharmaceuticals Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary oral pharmaceuticals in the USA and China. For the avoidance of doubt it includes, but is not limited to, the assets and operations of Foshan HoldingCo, Foshan and US HoldingCo, all of the shares, assets and liabilities of the subsidiaries of such corporations and any other assets or businesses primarily related to the Purepac Pharmaceutical Co., Foshan or Faulding Laboratories businesses.

"Oral Pharmaceutical Companies" means each of the corporations in the Faulding Group which primarily conduct the Oral Pharmaceutical Business, namely, US HoldingCo, US HoldingCo Subsidiaries, Foshan HoldingCo and Foshan.

"PartnerCo" means Oral Pharmaceuticals Acquisition Corp.

"Prescribed Occurrence" means any of the following event occurs:

(a) Faulding converts all or any of the Shares into a larger or smaller number of Shares;

(b) Faulding or a subsidiary of Faulding resolves to reduce its share capital in any way;

(c) Faulding or a subsidiary of Faulding:

(i) enters into a buy-back agreement; or

(ii) resolves to approve the terms of a buy-back agreement under section 257C(1) or section 257D(1) of the Corporations Law;

(d) Faulding or a subsidiary of Faulding issues shares, or grants an option over shares or agrees to make such an issue or grant such an option, other than an issue of Shares on the exercise of Options;

(e) Faulding or a subsidiary of Faulding issues, or agrees to issue, convertible notes;

(f) Faulding or a subsidiary of Faulding disposes, or agrees to dispose, of the whole, or a substantial part of its business or property,;

(g) Faulding or a subsidiary of Faulding charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(h) Faulding or a subsidiary of Faulding resolves that it be wound up;

(i) the appointment of a liquidator or provisional liquidator of Faulding or of a subsidiary of Faulding;

(j) the making of an order by a court for the winding up of Faulding or of a subsidiary of Faulding;

(k) an administrator of Faulding, or a subsidiary of Faulding, being appointed under section 436A, 436B or 436C of the Corporations Law;

(l) Faulding or a subsidiary of Faulding executing a deed of company arrangement; or

(m) the appointment of a receiver, or a receiver and manager in relation to the whole, or a substantial part, of the property of Faulding or of a subsidiary of Faulding.

"Public Authority" means any government or any governmental, semi-governmental, administrative, statutory or judicial entity, authority or agency, whether in Austalia or elsewhere, including, without limitation, the Australian Competition and Consumer Commission..

"Put and Call Option Agreement" means the Put and Call Option Agreement by and among Mayne, BidCo, Alpharma and PartnerCo dated July 12 , 2001.

"Put Option" means the put option granted pursuant to clause 4 of the Put and Call Option Agreement.

"Share Offer Period" means the Offer Period with respect to the Offer for the Faulding Shares.

"US HoldingCo Shares" means all of the issued shares in Faulding Holdings, Inc., a Delaware corporation.

Schedule Two

Indicative Timetable

Number of Days	Indicative Dates	Relevant Event
Day 1-14	23 June - 11 July	Negotiate recommended revised offer and complete black hole due diligence.
Day 15	12 July	Announce transaction.
Day 21	19 July	Bidder's statement and offer document completed and lodged with target, ASIC and ASX.
Day 22	20 July	Bidder's statement and offer document sent to printers.
Day 28	26 July	Dispatch bidder's statement and offer document to target shareholders.
Day 59	27 August	Date upon which Offers are declared unconditional or extended if conditions not satisfied.
Day 67	4 September	Offer closes (assuming offer period not extended).
[Day 81	18 September	Possible extension if necessary and if agreed by all parties]
Day 82	19 September	Implement compulsory acquisition process assuming compulsory acquisition test satisfied. Note: dependent on date bidder obtains a relevant interest in 90% of target shares
Day 113	22 October

Compulsory acquisition completed assuming:

- no objections to Court (in which case compulsory acquisition cannot be completed until Court resolves matter); and

- no requests for provision of names and addresses of dissenting shareholders (in which case compulsory acquisition cannot be completed until Day 103).

Schedule Three

Loan Facility Agreement

Mayne Nickless Limited (ACN 004 073 410)

Borrower

Alpharma Inc.

Lender

US$400,000,000 Loan Facility Agreement

CALYTON UTZ

Lawyers

Levels 23-35 No 1 O'Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney

www.claytonutz.com

Tel + 61 2 9353 4000 Fax + 61 2 9251 7832

Our ref - 647/126 Contact R. Halstead/S. Wytenburg

Sydney Melbourne Brisbane Perth Canberra Darwin

Liability limited by the Solicitors' Limitation of Liability Scheme approved under the Professional Standards Act 1994 (NSW)

Loan Facility Agreement made on 12 July 2001.

Parties Mayne Nickless Limited ACN 004 073 410 of Level 21, 390 St. Kilda Road, Melbourne, Victoria, Australia ("Borrower")

Alpharma Inc. of One Executive Drive, Fort Lee, New Jersey 07024, USA ("Lender")

Recitals

  The Borrower wishes to procure that its wholly-owned subsidiary, BidCo, will acquire 100% of the issued ordinary shares and options of Faulding pursuant to and on the terms described in the Put and Call Option Agreement.
  The Borrower has requested, and Lender has agreed to provide, a cash advance facility to the Borrower.
  Definitions and interpretation
    Definitions

In this document:

"Advance" means a loan in Dollars by the Lender to the Borrower under this document or, where the context requires, the balance of the loan which is outstanding. For the avoidance of doubt, the term "Advance" includes the Deposit once it has been received by the escrow agent in accordance with clause 2.4(a).

"Alternative Currency" means the currency for the time being of any country other than the United States of America.

"Availability Period" means the period from the date upon which the term of the Management Agreement commences to the date which is the earlier of:

(1) the last date by which BidCo is required to pay the consideration under the Offers to Faulding shareholders and optionholders whose shares and options are compulsorily acquired by BidCo; and

(2) the Termination Date.

"Banking Day" means a day on which trading banks are open for business generally in Sydney and Melbourne.

"BidCo" means Mayne Health Logistics Pty Limited ACN 097 064 894.

"BidCo Funding Agreement" means the agreement dated on or about the date of this Agreement between the Borrower and BidCo the form of which appears as Schedule 4 to the Put and Call Option Agreement.

"Borrowing" means money borrowed or raised (including rentals under financial leases) and interest on that money; any liability under any bill of exchange, debenture, note or other security or under any acceptance credit facility; any liability in respect of the acquisition cost of assets or services to the extent payable after the time of acquisition or possession of those assets or services; and any guarantee or other assurance against financial loss in respect of any money borrowed or raised, interest or liabilities.

"Call Option Purchase Price" means US$660 million, such amount to be adjusted pursuant to clause 3.4(1)(b) or (c) of the Put and Call Option Agreement.

"Constitution" means the replaceable rules, constitution or combination of both as those terms are used in section 134 of the Corporations Law.

"Deposit" has the meaning given to that term in the Put and Call Option Agreement.

"Dollar" and "US$" means the lawful currency for the time being of the United States of America.

"Drawdown Date" means the date on which an Advance is made or, where the context requires, is proposed to be made.

"Drawdown Notice" means a notice given under clause 3.1 in the form of Schedule 2.

"Drop Dead Date" means the date, if any, upon which the Put and Call Option Agreement is terminated pursuant to clause 10 of that Agreement.

"Effective Control" means:

(a) control of the composition of the Board of Directors of the Borrower or BidCo;

(b) control of more than half of the voting power of the Borrower or BidCo; or

(c) control of more than half of the issued share capital of the Borrower or BidCo excluding any part thereof which carries no right to participate beyond a specified amount in the distribution of either profit or capital.

"Encumbrance" means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

"Escrow Agreement" means the Escrow Agreement by and among the Borrower, the Lender and the escrow agent named therein substantially in the form of Schedule 8 to the Put and Call Option Agreement.

"Event of Default" means any of the events set out or referred to in this document as an Event of Default.

"Event of Insolvency" means:

(a) a "controller" (as defined in section 9 of the Corporations Law), manager, trustee, administrator, or similar officer is appointed in respect of a Relevant Person or any asset of a Relevant Person;

(b) a liquidator or provisional liquidator is appointed in respect of any corporate Relevant Person;

(c) any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(i) appointing a person referred to in paragraphs (a) or (b);

(ii) winding up a corporate Relevant Person; or

(iii) proposing or implementing a scheme of arrangement in respect of a Relevant Person;

(d) any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of a Relevant Person who is an individual or his estate under any Insolvency Provision;

(e) a moratorium of any debts of a Relevant Person or an official assignment or a composition or an arrangement (formal or informal) with a Relevant Person's creditors or any similar proceeding or arrangement by which the assets of a Relevant Person are subjected conditionally or unconditionally to the control of a Relevant Person's creditors is ordered, declared or agreed to, or is applied for and the application is not withdrawn or dismissed within 7 days;

(f) a Relevant Person becomes, or admits in writing that it is, or is declared to be, is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(g) any writ of execution, garnishee order, Mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a Relevant Person;

"Facility" means the US$ loan facility placed at the disposal of the Borrower by the Lender in accordance with the terms of this document.

"Facility Limit" means US$400 million or any other amount as may be agreed in writing between the Lender and the Borrower, to the extent that the Facility is not cancelled or permanently reduced under this document or under the Put and Call Option Agreement.

"Faulding" means F H Faulding & Co Limited ACN 007 870 984.

"Foshan" means Foshan Faulding Pharmaceutical Co Ltd.

"Insolvency Provision" means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions) and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

"Listing Rules" means the Listing Rules of the Australian Stock Exchange Limited.

"Management Agreement" means the Management Agreement in the form of Schedule 7 to the Put and Call Option Agreement.

"Material Adverse Effect" means a material adverse effect on the ability of the Borrower to perform its payment obligations under this Transaction Document or to comply with its obligations under the Put and Call Option Agreement.

"Obligations" means all the liabilities of the Borrower to the Lender under or by reason of any Transaction Document and includes any liabilities which:
      are unliquidated;
      are present, prospective or contingent;
      are in existence before or come into existence after the date of this document;
      relate to the payment of money or the performance or omission of any act;
      sound in damages only; or
      accrue as a result of any Event of Default.

"Offers" means off market offers to be made by BidCo pursuant to Chapter 6 of the Corporations Law to acquire all of the Shares and all of the Options.

"Options" means all of the options to subscribe for the issue of shares in the capital of Faulding granted by Faulding which have not expired and which have not lapsed.

"Option Settlement Date" means the date on which the closing of the purchase of the issued shares in BidCo by the Lender from the Borrower pursuant to the exercise of the Put Option or closing of the purchase of the US HoldingCo Shares pursuant to the exercise of the Call Option, as the case may be, occurs in accordance with clause 6.3 of the Put and Call Option Agreement.

"Oral Pharmaceutical Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary oral pharmaceuticals in the USA and China. For the avoidance of doubt it includes, but is not limited to, the assets and operations of Foshan HoldingCo, Foshan and US HoldingCo, all of the shares, assets and liabilities of the subsidiaries of such corporations and any other assets or businesses primarily related to the Purepac Pharmaceutical Co., Foshan or Faulding Laboratories businesses.

"Oral Pharmaceutical Companies" means each of the corporations in the Faulding Group which primarily conduct the Oral Pharmaceutical Business, namely, US HoldingCo, the US HoldingCo Subsidiaries, Foshan Holding Co and Foshan.

"PartnerCo" means Oral Pharmaceuticals Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lender.

"Potential Event of Default" means any event which, with the giving of notice, lapse of time, or any determination, could constitute an Event of Default.

"Put and Call Option Agreement" means the Agreement made by and among Borrower BidCo, PartnerCo and Lender dated on the same date as this Agreement pursuant to clause 2.3 of which this Loan Facility Agreement has been entered into.

"Put Option Purchase Price" means US$1,000,000.

"Related Body Corporate" has the meaning given in section 9 of the Corporations Law, but on the basis that "Subsidiary" for the purposes of that definition has the meaning given in this document.

"Relevant Person" means a several reference to the Borrower, BidCo and the Faulding.

"Secured Money" means all money the payment or repayment of which from time to time forms part of the Obligations.

"Shares" means all of the ordinary shares in the capital of Faulding on issue.

"Subsidiary" in relation to any person, has the meaning given in the Corporations Law but so that:

(a) an entity will also be deemed to be a Subsidiary of a company if that entity is required by the accounting standards to be consolidated with that company;

(b) a trust may be a Subsidiary, for the purposes of which any units or other beneficial interests will be deemed shares; and

(c) a corporation or trust may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

A determination by any auditors of the Borrower for the time being as to whether an entity is a Subsidiary of another entity will be evidence of the same until the contrary is proved.

"Supplier" has the meaning given to that expression in clause 12.3.

"Taxes" means all present and future taxes, levies, imposts, deductions, charges, fees and withholdings, in each case plus interest, related penalties, and any charges, fees or other amounts in respect of any of them.

"Termination Date" means the earlier to occur of:

(1) the Drop Dead Date;

(2) the Option Settlement Date;

(3) the date on which both the Call Option and the Put Option lapse without being exercised.

"Transaction Document" means:

(a) this document;

(b) each other document to which the Borrower (on the one hand) and the Lender (on the other hand) are parties at any time that:

(1) relates to any money that is declared by that document to be part of the Obligations; or

(2) is expressed to be, or is agreed by the said parties to be, a Transaction Document for the purposes of this document,

and any document to which other persons are also parties or which is, or which is expressed to be, collateral or supplemental to any other document that is then a Transaction Document.

"US HoldingCo Shares" means all the issued shares Faulding Holdings, Inc., a Delaware corporation, which is the parent corporation of certain of the corporations which conduct the Oral Pharmaceutical Business.
    Interpretation

In this document:
      headings are for convenience only and do not affect interpretation;

      and unless the context indicates a contrary intention:

      the expression "person" includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;
      a reference to any party includes that party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;
      a reference to any document (including this document) is to that document as varied, novated, ratified or replaced from time to time;
      a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;
      words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;
      references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this document, and a reference to this document includes any schedule, exhibit or annexure to this document;
      where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;
      the word "includes" is not a word of limitation;
      where the day on or by which any sum is payable or any act, matter or thing is to be done is a day other than a Banking Day, that sum will be paid and that act, matter or thing will be done on the immediately preceding Banking Day;
      all accounting terms used in this document have the meaning given to them under Australian accounting standards and statements of accounting concepts; and
      any agreement, undertaking, acknowledgement, condition or other term that is made or given by the Borrower will be deemed to be a covenant by the Borrower in favour and for the benefit of the Lender.
    Governing law

This document is governed by and will be construed according to the laws of Victoria.
  The Facility
    Commitment

    The Lender agrees to make Advances in US$ to the Borrower under the Facility (including the Deposit) during the Availability Period up to an aggregate principal amount not exceeding the Facility Limit, subject to the terms of this document and in reliance on the representations and warranties contained in it. Release of the Deposit pursuant to clause 2.9 of the Put and Call Option Agreement shall satisfy Lender's obligations as to US$145 million of Advances.

    Purpose

    The Borrower will use the Facility for such purpose as the Borrower thinks fit.

    Termination

    The Facility shall terminate on the Termination Date.

    Escrow
        Any Advance made hereunder other than the Deposit shall be paid over by the Lender to the escrow agent under the Escrow Agreement and shall be released in accordance with the terms thereof; and
        Upon the receipt by the escrow agent of Advances totalling US$255 million pursuant to paragraph (a) above, the Deposit shall be transferred to the escrow agent under the Escrow Agreement and shall be released in accordance with the terms thereof.
  Drawdown
    Notice

    The Borrower may draw down the Facility on a Banking Day simultaneously with the commencement of the Management Agreement or during the Availability Period by giving written notice of its intention to do so to the Lender.

    Contents of Drawdown Notice

Each Drawdown Notice will specify:
      the amount of the Advance (which will not be less than US$5,000,000 or an integral multiple of US$1,000,000);
      the proposed Drawdown Date;
      payment instructions, which shall be to the account of the escrow agent under the Escrow Agreement and any other details as the Lender reasonably requires in relation to the making of the Advance.
    Requirements of Drawdown Notice

Each Drawdown Notice will:
      be received by the Lender 3 clear Banking Days before the proposed Drawdown Date or such shorter period as Lender agrees;
      be signed by a person duly authorised by the Borrower to do so;
      be irrevocable;
      not be given until the conditions precedent to an Advance have been satisfied; and
      not be given if the making of the Advance requested would cause the Facility Limit to be exceeded or otherwise would not comply with any term of this document.
  Conditions precedent
    Conditions precedent to the first Advance

    The obligation of the Lender to make the first Advance is subject to the Lender's receipt of all of the documents listed in Schedule 1 in form and substance satisfactory to it and to the satisfaction of the other conditions listed in Schedule 1.

    Conditions precedent to all Advances

The obligation of the Lender to make any Advance is subject to the further conditions precedent that:
      (Representations and warranties true): the representations and warranties set out in this document are true and correct as of the date of the relevant Drawdown Notice and the relevant Drawdown Date as though made at that date; and
      (No Event of Default): no Event of Default or Potential Event of Default is subsisting at the date of the relevant Drawdown Notice and the relevant Drawdown Date or will result from the provision or continuation of the Advance.
      (BidCo and Mayne obligations): Neither BidCo nor Mayne shall be in breach of its obligations hereunder or its obligations, representations or warranties under the Put and Call Option Agreement.
  Repayment and prepayments
    Repayment

All Advances, together with all other Secured Money, will be repayable by the Borrower to the Lender in full on the Termination Date. If the Termination Date occurs on the Option Settlement Date and Borrower has exercised the Put Option conferred on it pursuant to the Put and Call Option Agreement, Lender hereby irrevocably directs Borrower to effect repayment by applying the amount of all Advances, together with all other Secured Money, as follows:

(a) firstly, in satisfaction of the payment of the Put Option Purchase Price payable as a consequence of the exercise of the Put Option;

(b) secondly, in payment in part of the purchase price payable by BidCo pursuant to clause 3.2 of the Put and Call Option Agreement; and
    the balance, if any, shall be repaid to the Lender.

If the Termination Date occurs on the Option Settlement Date and PartnerCo has exercised the Call Option conferred on it pursuant to the Put and Call Option Agreement, Lender hereby irrevocably directs Borrower to effect repayment by applying the amount of all Advances, together with all other Secured Money, in partial satisfaction of the payment of the Call Option Purchase Price payable as a consequence of the exercise of the Call Option, with the balance if any being repaid to the Lender.
    Voluntary Prepayment

    The Borrower may prepay the whole or part of an Advance (if part, in a minimum of US$10,000,000 and then multiples of US$1,000,000) at any time without penalty on giving not less than 10 Banking Days' prior written notice to the Lender

    No Reborrowing

Amounts repaid under this clause 5 may not be reborrowed and shall permanently reduce the Facility Limit.
  No Interest

The parties agree that no interest will be payable on the Facility or any Advances made under it. This position has been agreed having regard to:
      the circumstances in which any Advances may be made;
      the purpose for which any Advance is to be applied in accordance with this Agreement; and
      the arrangements agreed in the Put and Call Option Agreement.
  Payments
    Time and place

    Unless expressly provided otherwise in writing, all payments by the Borrower under any Transaction Document are to be made to the Lender in US$ in immediately available funds not later than 11.00 am local time on the due date to the account that the Lender from time to time designates, or as otherwise agreed between the Borrower and the Lender.

    No deduction for Taxes and no set-off or counterclaim

    All payments by the Borrower under any Transaction Document will bewithout deduction or withholding for any present or future Taxes, unless the Borrower is compelled by law to deduct or withhold the same, in which event, if the Lender (based on its own interpretation of any relevant laws or regulations but acting in good faith) determines that it will not be entitled to receive or be granted a credit against or remission for or deduction from or in respect of any such Taxes or that it shall not obtain any other relief in respect of any such Taxes, then by notice from the Lender to the Borrower the Borrower will pay to the Lender any additional amount necessary to enable the Lender to receive, after all deductions and withholdings for Taxes, a net amount equal to the full amount which would otherwise have been payable had no such deduction or withholding been required to be made.

    Merger

    If the liability of the Borrower to pay to the Lender any money the payment or repayment of which forms part of the Obligations becomes merged in any judgment or order, the Borrower will pay interest at the rate which is the higher of that payable under this document and that fixed by or payable under the judgment or order.

    Conversion of Alternative Currency receipts to US$
      Notwithstanding the obligation under clause 7.1 of the Borrower to make all payments in US$, if any payment is tendered to the Lender under any Transaction Document in a Alternative Currency, the Lender at its absolute discretion may accept payment in the Alternative Currency as tendered.
      If any payment in a Alternative Currency is tendered to and accepted by the Lender, or any funds are recovered by the Lender under any Transaction Document in a Alternative Currency, the Lender at its absolute discretion may actually or notionally convert such payment or funds to US$ at such time or times as it sees fit and at such rate or rates as it is, or considers it would be, able to obtain in the market at the time of such conversion. The amount of US$ actually or notionally received after such conversion will be applied in reduction of the Obligations.
    Costs of conversion

    The Borrower will pay all commissions and expenses involved in actually or notionally converting any payment or receipt in a Alternative Currency into US$ to the Lender.

    Alternative Currency indemnity

    If Alternative Currency is received by the Lender as a result of a court or tribunal order or as a result of a distribution under an Insolvency Provision, then as a separate, additional and continuing liability (notwithstanding the order or distribution), the Borrower will pay to the Lender any deficiency in the amount of US$ actually received by the Lender resulting from any variation between:

      the rate of exchange at which the amount of Alternative Currency was calculated for the purposes of the court or tribunal order or the distribution; and
      the rate of exchange at which the Lender is able to purchase US$ with the amount of Alternative Currency actually received by the Lender.
  Representations and warranties
    General representations and warranties

    The Borrower represents and warrants to the Lender that:

      (Legally binding obligation): each Transaction Document constitutes a valid and legally binding obligation (subject to any applicable stamping and registration) in accordance with its terms except to the extent that enforcement maybe limited by laws generally affecting creditor's rights or applicable principles of law or equity;
      (Execution, delivery and performance): the execution, delivery and performance of each Transaction Document to which it is a party does not violate any existing law or regulation or any document or agreement of it or which is binding on it or any of its assets;
      (Authorisation): all material consents, licences, approvals and authorisations of every government authority required to be obtained by it in connection with the execution, delivery and performance of each Transaction Document to which it is a party have been obtained and are valid and subsisting;
      (Information): all information relating to a Relevant Person provided to the Lender in connection with the Facility and each Transaction Document is true in all material respects and is not, by omission or otherwise, misleading in any material respect;
      (No Event of Default): no event has occurred which constitutes an Event of Default;
      (Laws): it has complied with all statutes and regulations which are material to the conduct of its business as presently carried on by it or, if there is any non-compliance, such non-compliance is not reasonably likely to have a Material Adverse Effect;
      (Borrowings): it is not in default in the payment of any material sum, or in the performance or observance of any material obligation in respect of any Borrowing which default is reasonably likely to have a Material Adverse Effect; and
      (Accounts): its most recent accounts delivered to the Lender:
        have been prepared in accordance with accounting principles and practices generally accepted in Australia; and
        give a true and fair view of the financial condition of it as at the date to which such accounts or statement relate and the results of its operations for the accounting period ending on that date; and since that date there has been no material adverse change in the financial condition of it as shown in those accounts or statement.
    Corporate representations and warranties

    The Borrower represents and warrants to the Lender that:

      (Existence): it is duly registered and remains in existence;
      (No violation): the execution, delivery and performance of each Transaction Document to which it is a party does not violate its Constitution or any law applying to it or the Listing Rules;
      (Due authority): it has taken all corporate and other action required to enter into any Transaction Document to which it is a party and to authorise the execution and delivery of that Transaction Document and the satisfaction of its obligations under it; and
      (Filings): it has filed all corporate notices and effected all registrations with the Australian Securities and Investments Commission and all of those filings and registrations are current, complete and accurate.
  Undertakings

  For as long as any amount is outstanding under the Facility or the Facility is available for drawdown, the Borrower undertakes to the Lender that it will and will cause BidCo to:

      (Maintain all consents): obtain, renew, maintain and comply with all material consents, licences, approvals and authorisations necessary for the validity and enforceability of the Transaction Documents, the satisfaction of its obligations hereunder and thereunder;
      (Comply with Statute): comply with all statutes and all lawful requirements of every government authority which are material to the conduct of its business as presently carried on where a failure to do so would have a Material Adverse Effect;
      (Provision of further information):
        (Special resolutions): deliver to the Lender not later than 7 days before the date of the relevant meeting, a copy of any notice calling an extraordinary general meeting of the Borrower or proposing any special or extraordinary resolution;
        (Reports to members etc): deliver to the Lender promptly following the issue thereof a copy of all reports, accounts, notices and circulars issued by the Borrower to any of its members or to the Australian Stock Exchange Limited or any of its subsidiaries or to any other stock exchange; and
        (Evidence of compliance): as and when required by the Lender, furnish to the Lender proof to the reasonable satisfaction of the Lender that the provisions contained in this document and to be performed and observed by the Borrower, have been and continue to be performed and observed;
      (Notification of certain events): immediately notify the Lender in writing as soon as it becomes aware of the occurrence of:
        (Event of Default): any Event of Default;
        (Litigation): any litigation, arbitration, criminal or administrative proceedings relating to a Relevant Person or any Relevant Person's property, assets or revenues that involves a claim against the Relevant Person in excess of US$50,000,000 or that, if decided adversely to the Relevant Person, could have a Material Adverse Effect;
      (Restriction on Encumbrances): not create, permit or suffer to exist any Encumbrance over all or any of its assets without the Lender's prior written consent, except for:
        liens arising by operation of law in the ordinary course of day-to-day trading and securing obligations not more than 60 days old;
        a banker's lien or right of set-off or combination arising by operation of law or practice over property or money deposited with a banker in the ordinary course of its ordinary business;
        arrangements constituted by retention in connection with the acquisition of goods in the ordinary course of its business; or
        encumbrances created by statute in favour of governmental or semi-governmental authorities or departments securing the payment of Taxes other than any encumbrances created because of any failure to duly pay any Taxes when due;
      (Restriction on guarantees): the Borrower will not, without the Lender's prior written consent, enter into any bond, guarantee or indemnity in favour of any person other than the Lender which if called upon by the beneficiary of it, would be reasonably likely to have a Material Adverse Effect; and
      (Reduction in Capital): without Lender's prior written consent that it will not redeem, repurchase or reduce any of its share capital or pass a resolution to reduce its capital or to authorise it to purchase its shares or a resolution under Part 2J.2 or 2J.3 of the Corporations Laws where to do so would be reasonably likely to have a Material Adverse Effect.
  Default and termination
    Events of Default

    Each of the events set out in this clause is an Event of Default, whether or not the cause is beyond the control of the Borrower or any other person:

      (Failure to pay): the Borrower does not pay at or before the due time on the due date and in the specified manner, any amount payable by it under any Transaction Document and such default is not remedied within 5 Banking Days of receipt of notice from the Lender to do so;
      (Failure to comply): the Borrower or BidCo defaults in fully performing and observing any material provision of the Put and Call Option Agreement any Transaction Document, other than a provision requiring the payment of money as described in clause 10.1(a), and if that default is capable of remedy, it has not been remedied within 15 Banking Days of receipt of notice from the Lender to do so;
      (Untrue warranty): any material representation, warranty or statement made, repeated or deemed to be made or repeated in any Transaction Document or the Put and Call Option Agreement is proved to be untrue in any material respect when made, repeated or deemed to be made, repeated or furnished (as the case may be) and, if capable of remedy, the matter is not remedied within 15 Banking Days of receiving notice from the Lender (or, where regulatory, judicial or legislative approval is required to remedy such matter and provided the Borrower is diligently pursuing a remedy to the satisfaction of the Lender, within 15 Banking Days of receiving notice from the Lender);
      (Breach of undertaking): the Borrower breaches any material undertaking given at any time to the Lender or fails to comply with any material condition imposed by the Lender in agreeing to any matter (including any waiver) under this Agreement and such breach is reasonably likely to have a Material Adverse Affect and the Borrower has not or has not procured that the consequences of such breach of material undertaking have been overcome within 15 Banking Days of notice from the Lender to do so;
      (Event of Default under Transaction Document): any event of default occurs under any Transaction Document which is reasonably likely to have a Material Adverse Effect and the same, if capable of remedy, is not remedied within 40 Banking Days of notice from the Lender to do so;
      (Default under other transactions):
        any Borrowing of the Borrower becomes, or becomes capable of being declared, prematurely due and payable as a result of a default or an event of default howsoever described thereunder; or
        any Borrowing of the Borrower or any sum payable in respect of it is not paid when due;

      and the same is reasonably likely to have a Material Adverse Effect;

      (Event of Insolvency): Any Event of Insolvency occurs;
      (Void or voidable): any material obligation of any Transaction Document is, becomes or is claimed by the Borrower to be, void, voidable or unenforceable in whole or in part and will, in the Lenders reasonable opinion, have a Material Adverse Effect;
      (Illegality): at any time it is unlawful for the Borrower to perform any of its obligations under any Transaction Document and will, in the Lender's reasonable opinion, have a Material Adverse Effect;
      (Change in control): without the Lender's prior written consent, any person acquires Effective Control of the Borrower or BidCo which person does not have Effective Control of the Borrower or BidCo, as the case may be, at the date of this document.
    Lender's rights on Event of Default

    If any Event of Default occurs, and if it continues, the Lender may, by written notice to the Borrower:

      declare the Lender's obligations under this document to be cancelled immediately and the same and the Facility will be cancelled immediately; and/or declare all Advances and all other money the payment of which forms part of the Obligations immediately due and payable, and the same are immediately due and payable.
  Indemnities

  The Borrower will on demand indemnify the Lender against any loss, cost or expenses which the Lender may sustain or incur as a consequence of:

      any sum payable by the Borrower under this document not being paid when due;
      the Lender receiving payments of principal other than when due in accordance with this Agreement.
  Expenses and stamp duties
    Expenses

    The Borrower will on demand reimburse the Lender for and keep the Lender indemnified against all reasonable expenses (including legal fees, costs and disbursements) properly incurred by the Lender in connection with the enforcement, attempted enforcement or the preservation of any rights under the Transaction Documents.

    Stamp duties
      (Payment of all duties): The Borrower must pay all stamp, loan transaction, registration and similar Taxes, including fines and penalties, financial institutions duty and debits tax which may be payable to or required to be paid by any appropriate authority or determined to be payable in connection with the execution, delivery, performance or enforcement of the Transaction Documents or any payment, receipt or other transaction contemplated by them. However, the Borrower will not be liable for any fines and penalties arising in relation to any stamp, loan transaction, registration and similar Taxes referred to in this paragraph 12.2(a) if the Borrower has paid the Lender in cleared funds the full amount of such sum due prior to its due date for payment.
      (Indemnity): The Borrower will indemnify and keep indemnified the Lender against any loss or liability incurred or suffered by it as a result of the delay or failure by the Borrower to pay Taxes.
    GST
      If a party is required under this document to reimburse or pay to another party an amount calculated by reference to a cost, expense, or an amount paid or incurred by that party, the amount of the reimbursement or payment will be reduced by the amount of any input tax credits to which that party is entitled in respect of any acquisition relating to that cost, expense or other amount.
      If either party ("Supplier") is or becomes liable to pay any GST in respect of any supply it makes under, pursuant to, or in connection with, this document or any other Transaction Document ("GST Liability"), then:
        to the extent that an amount is payable by the party to whom that supply was made ("Recipient") under this document or that Transaction Document for that supply - that amount will be increased by the full amount of the GST Liability; and
        otherwise - the Recipient will indemnify and keep the Supplier indemnified for the full amount of the GST Liability.

  The Supplier will, promptly following any request by the Recipient to do so, provide the Recipient with a tax invoice in relation to any such supply. In this clause, a reference to the GST liability of a party includes a reference to the GST liability of the representative member of any GST group to which that party may belong.

  Assignments
    Assignments by the Lender

    The Lender may not assign or otherwise transfer all or any part of its rights or obligations under any Transaction Document to any other person without the prior written consent of the Borrower other than an assignment of this Agreement to Bank of America, N.A. or its affiliates, subject to Bank of America, N.A. or its affiliates acknowledging in writing Borrower's right of set-off as set out in clause 5.1 of this Agreement.

    Assignments by the Borrower

    The Borrower cannot assign any of its rights under any Transaction Document without the prior written consent of the Lender.

    Successors and assigns

  This document is binding on and enures to the benefit of each party to it and that party's respective successors and permitted assigns.

  Jurisdiction
      Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this document.
      Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 14(a).
  Miscellaneous
    Certificate of Lender

    A certificate in writing signed by an officer of the Lender certifying the amount payable by the Borrower under this document to the Lender or stating any other act, matter or thing relating to any Transaction Document is prima facie evidence of the matters addressed on the face of the certificate.

    Notices

    Any communication under or in connection with this document:

      must be in writing;
      must be addressed as shown below:

      Lender

      Name: Alpharma Inc.

      Address: One Executive Drive

      Fort Lee, New Jersey 07024 USA

      Fax no: (201) 582 1481

      For the attention of: Chief Legal Officer

      Borrower

      Name: Mayne Nickless Limited

      Address: Level 21, 390 St Kilda Road

      Melbourne VIC 3001

      Fax no: 613 9867 6192

      For the attention of: Company Secretary

      (or as otherwise notified by that party to the other parties from time to time);

      must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;
      must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 15; and
      will be deemed to be received by the addressee:
        (in the case of prepaid post) on the third Banking day after the date of posting to an address within Australia, and on the fifth Banking day after the date of posting to an address outside Australia;
        (in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non Banking day, or is after 5.00 pm on a Banking day, when that communication will be deemed to be received at 9.00 am on the next Banking day; and
        (in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 16, unless that delivery is made on a non Banking day, or after 5.00 pm on a Banking day, when that communication will be deemed to be received at 9.00 am on the next Banking day, and where "Banking day" means a day (not being a Saturday or Sunday) on which banks are generally open for business in the place of receipt of that communication.

    Continuing obligation

    Each Transaction Document constitutes a continuing obligation regardless of any settlement of account, intervening payment, express or implied revocation or any other matter or thing, until a final discharge of it has been given to the Borrower.

    Settlement conditional

    Any settlement or discharge between the Lender and the Borrower is conditional on any security or payment given or made to the Lender by the Borrower or any other person in relation to the Obligations not being avoided, repaid or reduced by virtue of any Insolvency Provision. If a security or payment is so avoided, repaid or reduced, the Lender will be entitled to recover its value or amount from the Borrower subsequently as if the settlement or discharge had not occurred.

    Further assurance

    The Borrower on demand by the Lender and at the entire cost and expense of the Borrower will perform all such acts and execute all such agreements, assurances and other documents and instruments as the Lender reasonably requires to perfect or improve the rights and powers afforded, created, or intended to be afforded or created, by any Transaction Document.

    Attorney

    The Borrower irrevocably appoints:

      the Lender;
      each director from time to time of the Lender;
      any duly appointed agent of the Lender,

      jointly and severally the attorney of the Borrower, in the Borrower's name and on the Borrower's behalf, at any time following an Event of Default and while it subsists:

      do all acts necessary or proper to further or fully assure any Transaction Document to the Lender; and
      do all acts necessary or proper to perfect or improve the rights and powers afforded or created, or intended to be afforded or created, by any Transaction Document.
    Severance

    If at any time any provision of any Transaction Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

      the legality, validity or enforceability in that jurisdiction of any other provision of that Transaction Document; or
      the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of that Transaction Document.
    Transaction Documents

    Notwithstanding the collateral nature of the Transaction Documents, if any Event of Default occurs, the Lender is entitled to exercise the powers arising from each and every one of the Transaction Documents without the necessity of giving notice to any party to this document or to any other person except to the extent required by the Transaction Document.

    Remedies cumulative

    The rights and remedies conferred by this document on the Lender are cumulative and in addition to all other rights or remedies available to the Lender by law or by virtue of any Transaction Document.

    Waiver
      Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this document by the Lender will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under any Transaction Document.
      Any waiver or consent given by the Lender under any Transaction Document will only be effective and binding on the Lender if it is given or confirmed in writing by the Lender.
      No waiver of a breach of any term of any Transaction Document will operate as a waiver of another breach of that term or of a breach of any other term of any Transaction Document.
    Consents

    Any consent referred to in, or required under, any Transaction Document from the Lender may be given or withheld, or may be given subject to any conditions as the Lender (in its absolute discretion) thinks fit, unless that Transaction Document expressly provides otherwise.

    Indemnities

    Each indemnity in this document is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this document.

    It is not necessary for the Lender to incur expense or to make any payment before enforcing a right of indemnity conferred by this document.

    Counterparts

This document may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this document, all of which together constitute one agreement.

Schedule 1
Conditions Precedent

  (Borrower's Constitution): A certified copy of the Constitution of the Borrower.
  (Board Resolutions): A certified copy of the resolutions of the directors of the Borrower approving the Facility and the BidCo Funding Agreement and authorising:

  (a) the execution by it of this document, the Put and Call Option Agreement, the BidCo Funding Agreement and of any of the Original Securities to which it is a party; and

  (b) a person or persons to sign notices, certificates or other documents in connection with the Facility on behalf of the Borrower.

  (Authorised Signatories): A certified copy of the signatures of all persons authorised to sign on behalf of the Borrower.
  (BidCo Funding Agreement): A certified copy of the BidCo Funding Agreement.
  (Bidder's Statement): A certified copy of the Bidder's Statement issued by BidCo or such other offeror as the case may be.
  (Consents): A copy of (and of all applications for) any and all approvals, consents, licenses, exemptions and other requirements of governmental and other authorities required for the entering into or performance of the Transaction Documents.
  (Bid Acceptance): Confirmation satisfactory to PartnerCo acting reasonably that all of the conditions of the Offers for the Shares have been satisfied or waived as permitted by the Put and Call Option Agreement;
  (Administration of Bid): Evidence satisfactory to the Lender that BidCo has made arrangements to satisfactorily administer its Offer, including cheque payment arrangements with any acceptors of the Offer.

For the purposes of this Schedule, "certified" means a copy certified to be such by a director, secretary or officer of the Borrower.

Schedule 2 - Form of Drawdown Notice

To: [Lender]

From: [Borrower]

Date: [ ]

Drawdown Notice

Loan Facility Agreement dated [ ] 2001

Dear Sirs

We hereby give you notice pursuant to clause 3.1 of the above Facility Agreement that we require an Advance under the Facility Agreement, as follows:

(a) Drawdown Date: [ ]

(b) Amount: $[ ]

(c) Payment Instructions: [ ]

Terms used in this Drawdown Notice and defined in the Facility Agreement have the same meaning in this Drawdown Notice as in the Facility Agreement.

We confirm that:

(a) no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the proposed Advance;

(b) that the representations and warranties set out in the Facility Agreement are true and correct as of the date of this Drawdown Notice.

Yours faithfully

[Authorised Signatory]

For and on behalf of [Borrower]

Signed as an agreement.

Executed by Mayne Nickless Limited by or in the presence of:

Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Executed by Alpharma Inc.
by or in the presence of:

_______________________________________

Name: Ingrid Wiik
Title: President and Chief Executive Officer

Schedule Four

Mayne Nickless Limited (ACN 004 073 410)

"Mayne"

Mayne Health Logistics Pty Limited (ACN 097 064 894)

"BidCo"

Agreement

Levels 23-35 No 1 O'Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney

Tel + 61 2 9353 4000 Fax + 61 2 9251 7832

Our ref - 126/838//1620403 Contact - Rod Halstead/Karen Evans-Cullen

Sydney Melbourne Brisbane Perth Canberra Darwin

Liability limited by the Solicitors' Limitation of Liability Scheme approved under the Professional Standards Act 1994 (NSW)

Agreement made on                2001

Parties Mayne Nickless Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("Mayne")

Mayne Health Logistics Pty Limited ACN 097 064 894 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("BidCo")

Recitals

  At the request of Mayne, BidCo proposes to make the Offers.
  BidCo is a wholly-owned subsidiary of Mayne.
  Mayne and BidCo have agreed to enter into this Agreement so that BidCo is able to satisfy its obligations under the Offers in respect of the consideration payable.

The parties agree

  Definitions and interpretation
    Definitions

    "Offers" means the off-market offers to be made by BidCo pursuant to Chapter 6 of the Corporations Law to acquire:

      all of the issued fully paid ordinary shares in Target, the consideration for which may include Shares and cash.
      all of the options issued by Target to acquire shares in Target, the consideration for which may include Shares and cash.

    "Shares" means fully paid ordinary shares in the capital of Mayne.

    "Target" means F H Faulding & Co Limited ACN 007 870 984.

    Interpretation

    In this Agreement:

      headings are for convenience only and do not affect interpretation;

      and unless the context indicates a contrary intention:

      words importing the singular number include the plural and vice versa and words denoting a given gender include all other genders;
      the expression "persons" includes an individual, the estate of an individual, the body politic, a corporation and a statutory or other authority or association (incorporated or unincorporated);
      references to parties, clauses, sub-clauses, schedules, exhibits or annexures are references to parties, clauses, sub-clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit and annexure;
      references to this Agreement, or any other deed, agreement, instrument or document include references to this Agreement, or such other deed, agreement, instrument or document as amended, novated, supplemented, varied or replaced from time to time;
      references to any person or to any party to this Agreement shall include that person's or party's executors, administrators, successors and permitted assigns;
      where any word or phrase is given a defined meaning any other part of speech or grammatical form in respect of such word or phrase has corresponding meaning;
      references to payments to any party to this Agreement shall be construed to include payments to another person upon the direction of such party;
      all references to currency are Australian dollars and all payments to be made under this Agreement shall be made by unendorsed bank cheque or other immediately available funds; and
      references to any legislation or to any section or provision thereof shall include any statutory modification or re-enactment thereof or any statutory provision substituted therefor and ordinances, by-laws, regulations and other statutory instruments issued thereunder.
  Share component of consideration
    Mayne to issue Shares

    In consideration of clause 2.2, Mayne irrevocably agrees to issue that number of Shares to persons accepting the Offers in such numbers and at such times as is necessary to ensure that BidCo is able to fulfil its obligations in respect of any forms of consideration under the Offers comprised either in whole or in part of Shares.

    Acknowledgement of Indebtedness

  BidCo acknowledges that upon the issue of the Shares as contemplated by clause 2.1, BidCo will be indebted to Mayne for an amount in Australian dollars being the aggregate of the market value of the total Shares issued by Mayne in satisfaction of its obligations pursuant to clause 2.1, being such amount as recorded in the filings of Mayne lodged with ASIC.

  Cash component of consideration
    Mayne to Provide Funds

    In consideration of clause 3.2, Mayne irrevocably agrees to provide BidCo with, or procure that BidCo receives, if and when requested by BidCo, that amount of cash, if any, as is necessary to ensure that BidCo is able to fulfil its obligations in respect of any forms of consideration under the Offers comprised either in whole or in part of cash.

    Acknowledgement of Indebtedness

  BidCo acknowledges that upon the provision of the cash as contemplated by clause 3.1, BidCo will be indebted to Mayne for an amount in Australian dollars being the amount of the cash provided by Mayne pursuant to clause 3.1.

  Termination

  The obligations in this Agreement cannot be terminated until all holders of shares or options in Target who accept the Offers have been paid or issued the consideration payable under the Offers in respect of their shares or options in Target as the case may be.

  General
    Further Assurance

    The parties covenant and agree that each will do all acts and things and execute all deeds and documents and other writings as are from time to time reasonably required for the purposes of or to give effect to this Agreement.

    Governing law

    This Agreement shall be governed by and construed in accordance with the laws of the State of New South Wales and the parties agree to submit to the jurisdiction of the courts in New South Wales.

    Waiver

    No waiver of any breach of this Agreement shall be held or construed to be a waiver of any other subsequent or antecedent breach of this Agreement.

    Counterparts

    This Agreement may be signed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same document.

    Amendment

    This Agreement may not be modified, amended, added to or otherwise varied except by a document in writing signed by each of the parties or signed on behalf of each party by a director under hand.

    Merger

    The rights and obligations of the parties in respect of agreements, indemnities, covenants and warranties contained in this Agreement are continuing agreements, covenants, indemnities, and warranties and accordingly are not merged or extinguished by or upon completion or any other moneys payable under this Agreement.

    Time

Time is of the essence of this Agreement.

Signed as an agreement.

Executed by Mayne Nickless Limited by or in the presence of:

Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Executed by Mayne Health Logistics Pty Limited by or in the presence of:

Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Schedule Five

To: [ ] ("PartnerCo")

#5#

Attention: #21#

NOTICE OF EXERCISE OF PUT OPTION

NOTICE IS GIVEN BY Mayne to PartnerCo that Mayne irrevocably exercises the Put Option over the BidCo Shares described below granted to Mayne by PartnerCo by the Put and Call Option Agreement dated #20#.

Shares

#11# in the capital of #6#

Option

Dated this day of [ ] 2001.

Schedule Six

To: BidCo ("Share Owner")

#3#

Attention: #13#

NOTICE OF EXERCISE OF CALL OPTION

NOTICE IS GIVEN BY [ ] ("Partner Co") to BidCo that PartnerCo irrevocably exercises the option over the US HoldingCo Shares described below and granted to PartnerCo or its nominee by BidCo by the Put and Call Option Agreement dated #20#.

Shares

#11# in the capital of #6#

Dated this day of [ ] 2001.

Schedule Seven

Management Agreement

MANAGEMENT AGREEMENT

Agreement dated July 12, 2001

Parties

Alpharma Inc., a Delaware corporation ("Manager")

Mayne Nickless Limited ACN 004 073 410 ("Owner")

Recitals:

  Manager has many years of experience operating generic pharmaceutical businesses, including without limitation, the development, manufacture and sale of liquid pharmaceutical products in the United States and tablet and capsule products in Europe and other parts of the world.
  Owner will, following the execution of the Put and Call Option Agreement, announce an intention to offer to acquire a controlling interest in F H Faulding & Co Limited, which, among other activities, has business engaged in the development, manufacture and sale of tablet and capsule pharmaceutical products in the United States and China.
  Owner desires to utilize the expertise of Manager to operate and control its Oral Pharmaceutical Business on the terms and conditions set forth herein.

The parties agree as follows:

  Definitions and Interpretation

1.1 Definitions

In this Agreement

"Alpharma Group" means Manager and all of its wholly-owned and majority controlled subsidiaries.

"Faulding Group" means F H Faulding & Co Limited and all of its wholly-owned and majority controlled subsidiaries.

"Loan Facility Agreement" means that certain Loan Facility Agreement dated July 12, 2001 by and between Manager, as Lender, and Owner, as Borrower.

"OPB Bank Account" means all bank account or accounts, lock boxes or other means of holding cash or cash equivalents of, or relating to the operations of, the Oral Pharmaceutical Business, including without limitation, those designated from time to time by the Manager.

"Oral Pharmaceutical Business" means the business of research, development, manufacturing, sales and marketing of generic and proprietary oral pharmaceuticals by the Faulding Group in the USA and China. For avoidance of doubt (i) it includes, but is not limited to, the assets and operations of Foshan Faulding Pharmaceutical Co Ltd and Faulding Holdings, Inc, a Delaware corporation and any other assets or businesses primarily related to the Purepac Pharmaceutical Co., Foshan Faulding Pharmaceutical Co Ltd or Faulding Laboratories businesses but does not include BidCo (as that term is defined in the Put and Call Option Agreement).

"Put and Call Option Agreement" means that certain Put and Call Option Agreement dated July 12, 2001 by and among Owner, Manager and certain of their respective wholly-owned subsidiaries.

"Termination Date" means the earlier of:

(a) date of the Closing under clause 6.3 of the Put and Call Option Agreement;

(b) the date upon which the Put and Call Option Agreement terminates in accordance with its terms; or

(c) in the event that neither the Put Option nor the Call Option (as each is defined in the Put and Call Option Agreement) is exercised, the day following the last day upon which the Call Option can be exercised.

1.2 Interpretation

In this Agreement:

Headings are for convenience only and do not affect interpretation; and unless the context indicates a contrary intention:

An obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;

A reference to any party includes that party's successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

A reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

Words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

References to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

Where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

The word "includes" in any form is not a word of limitation.

1.3 Governing Law

This Agreement is governed by the laws of the State of New Jersey, USA without regard to New Jersey conflict of law provisions.

2. Scope of Work

2.1 Management

Manager shall have full and exclusive authority to take, and shall take, all action which, in its reasonable discretion, it believes necessary or desirable to operate and manage, or direct the operation and management of, the Oral Pharmaceutical Business and every aspect thereof. Without limiting the generality of the previous sentence, Manager shall have the right to establish and implement business strategies and plans, make decisions with regard to the expenditure of funds with respect to research, development, manufacturing, marketing and sales activities and to generally direct the management of the Oral Pharmaceutical Business with respect to the day-to-day operation of the business. Manager shall also have the right to engage the Faulding independent public accountants to assist in the preparation of the Oral Pharmaceutical Financial Statements (as that term is defined in the Put and Call Option Agreement) and take any other action (and cause the Oral Pharmaceutical Business to take any action) Manager believes necessary or desirable to facilitate the preparation of such Financial Statements.

2.2 Personnel

Manager shall have the right to direct the personnel activities with respect to the Oral Pharmaceutical Business including, without limitation, establishing or altering policies and procedures, hiring, firing and establishing remuneration and benefit levels for employees of the Oral Pharmaceutical Business.

2.3 Reporting

The chief executive officer of each business unit within the Oral Pharmaceutical Business shall report directly to an officer of the Alpharma Group as designated from time to time by the Manager. In addition, Manager may designate one or more additional employees of the Alpharma Group to have direct responsibility for, and a reporting relationship with, one or more employees, divisions or departments of the Oral Pharmaceutical Business.

2.4 Direction of Expenditures

Manager may implement such policies and procedures and take such other actions as it deems appropriate in its reasonable discretion, to authorize, regulate, permit, order or withhold the expenditure of funds (whether constituting capital or operating expenses or otherwise) of the Oral Pharmaceutical Business, including without limitation in connection with the settlement or payment of claims or choses in action.

2.5 Group Operations

It is recognized that the assets and operations of the Oral Pharmaceutical Business are situated in one or more corporate entities of the Faulding Group. Owner shall utilize its influence over the members of the Faulding Group to cause each member of the Faulding Group to allow the Manager to have the control and authority over operations as set forth herein and to cooperate fully with the Manager in connection with the activities provided for hereunder, provided this agreement shall not require Owner to exercise its voting rights as a stockholder in any particular way.

2.6 General

For avoidance of doubt, Manager's authority and control over the Oral Pharmaceutical Business shall be as broad and unlimited as if the Oral Pharmaceutical Business was a part of the Alpharma Group. Owner's rights to cancel or alter the actions of Manager shall be limited to situations where Manager's actions violate an applicable law or regulation or are in willful and wanton disregard for the best interests of the Oral Pharmaceutical Business.

3. Manager's Duties

3.1 Standard of Care

The Manager shall use its best efforts to effectively manage the Oral Pharmaceutical Business. However, Manager is not guaranteeing the outcome of its services hereunder and Owner shall have no claim against Manager for the results of its work hereunder absent material breach of governmental law, regulation or order, bad faith or gross or willful negligence or misconduct.

3.2 Actions Against Manager

Any legal action for damages by Owner against Manager related to this Agreement shall be taken only after the Termination Date and then such action shall be the sole and absolute right of the then owner of the Oral Pharmaceutical Business. Owner shall have the right to take such action as may be required, including bringing an action, either in law or equity, for the purpose of removing Manager or limiting Manager's actions in the case of material breach of governmental law, regulation or order, bad faith or gross or willful negligence or misconduct on the part of Manager. Owner shall not take the action provided in the previous sentence unless it first gives Manager notice of the acts or inactions of Manager which it believes meets the requirements of the previous sentence and Manager fails to take action to substantially cure such situation within 30 days after notice thereof.

3.3 Insurance

The Manager shall obtain and maintain adequate insurance against all liabilities which may arise as a consequence of the Manager's management of the Oral Pharmaceutical Business pursuant to this Agreement.

4. Cash and Financial Results

4.1 Deposit of Cash

All cash provided by or with respect to the operations of the Oral Pharmaceutical Business or otherwise received by the Oral Pharmaceutical Business shall be promptly deposited in an OPB Bank Account. Said cash shall not be subject to dividend or other call by Owner at anytime during the term hereof.

4.2 Use of Cash

All cash of the Oral Pharmaceutical Business, whether in an OPB Bank Account or otherwise, shall be used as directed by the Manager for business activities and expenses of the Oral Pharmaceutical Business and such other uses related to the Oral Pharmaceutical Business as Manager may desire. Pending such uses, such cash shall be deposited or invested by Manager as Manager shall see fit. All policies and procedures established by the Manager with respect to the expenditure of cash shall be strictly followed and, without the consent of the Manager, Owner shall have no access to any of the cash of the Oral Pharmaceutical Business.

4.3 Insufficient Cash

In the event the Oral Pharmaceutical Business does not have sufficient cash in the OPB Bank Accounts or otherwise to pay all of its expenses or other liabilities when due, Manager will deposit sufficient cash to make up such shortfall. It is agreed and understood that Manager shall not have access to any lines of credit or other means to borrow money which the Oral Pharmaceutical Business, or the corporate entities which are a part thereof, may have access and that such sources of borrowed money (and the obligation to make payments on any amounts which may be outstanding) shall remain within the sole control of Owner.

4.4 Excess Cash

Any cash remaining in the OPB Bank Accounts at the Termination Date (or upon early termination of this Agreement) shall be the full and absolute property of the entity which owns the Oral Pharmaceutical Business immediately after the Termination Date.

4.5 Preparation and Provision of Financial Statements

Manager shall cause the Oral Pharmaceutical Business to prepare, on a monthly basis, financial statements consisting of an income statement, balance sheet and cash flow statement, all in accordance with US generally accepted accounting principals. Manager shall also use its best efforts to insure that the Oral Pharmaceutical Business has underlying financial records sufficient for the preparation of said financial statements. The Manager and Owner shall have full access to the financial statements and underlying records of the Oral Pharmaceutical Business.

5. Term and Termination

5.1 Term

The term of this Agreement shall commence on the date upon which the board of Faulding has been reconstituted pursuant to clause 3.1 of the Put and Call Option Agreement provided that concurrently therewith Owner has received funds of US$400 million under the Loan Facility Agreement and shall end on the Termination Date.

Other than the above and as specified in clause 3.2, neither Owner nor Manager shall have any right to terminate this Agreement.

6. General Provisions

6.1 Independent Contractor

Manager shall be an independent contractor as to Owner but shall have full power to bind and create obligations on behalf of the Oral Pharmaceutical Business.

6.2 Assignment

This Agreement shall not be assignable by either party without the consent of the other party.

6.3 Compliance with Law

In connection with its activities hereunder, Manager will not take, nor direct any employee of the Oral Pharmaceutical Business to take, any action which would cause the Oral Pharmaceutical Business to be in material noncompliance of any governmental law, regulation or order.

6.4 Force Majeure

Any delays or failure to perform hereunder shall be excused if by reason of a condition outside the control of the party as to which performance is required. Any act or action within the control of the Faulding Group or the Alpharma Group shall not be deemed to be outside the control of Owner or Manager, respectively.

6.5 Notices

All notices pertaining to this Agreement shall be in writing and sent by facsimile followed by certified mail to:

Owner at the following address:

Mayne Nickless Limited

Level 21, 390 St. Kilda Road

Melbourne, VIC 3001 Australia

Attention: Company Secretary

Facsimile: 613 9867 6192

Manager at the following address:

Alpharma Inc.

One Executive Drive

Fort Lee, New Jersey 07024 USA

Attention: Chief Legal Officer

Facsimile: 1 (201) 592-1481

6.6 Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

6.7 Entire Agreement

This Agreement represents the entire agreement on the subject matter hereof between the parties. It shall not be altered or amended except by written amendment signed by both parties.

In Witness Whereof, the parties hereto have executed this agreement as of the 12th day of July, 2001.

ALPHARMA INC.

By_____________________

Name: Ingrid Wiik

Title: President and Chief Executive Officer

MAYNE NICKLESS LIMITED

By______________________

Schedule Eight

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of June [__], 2001, (this "Agreement"), by and among Mayne Nickless Limited ("Mayne"), Alpharma Inc. ("Alpharma") and [____________], as the initial Escrow Agent (together with any successor in such capacity, the "Escrow Agent").

WHEREAS, Mayne, Mayne Health Logistics Pty Limited, a wholly-owned subsidiary of Mayne, Alpharma Inc. and [PartnerCo], a wholly-owned subsidiary of Alpharma, have entered into a Put and Call Option Agreement dated as of June [__], 2001 (the "Put and Call Option Agreement") which provides for the making by Mayne Health Logistics Pty Limited of offers to acquire all of the issued shares and options in the capital of FH Faulding & Co. Limited ("Faulding") and for the granting of put and call options over the Oral Pharmaceutical Business (as defined in the Put and Call Option Agreement) of Faulding;

WHEREAS, in connection therewith, Mayne and Alpharma have entered into a US$400,000,000 Loan Facility Agreement dated as of June [__], 2001 (the "Loan Facility Agreement");

WHEREAS, pursuant to the Loan Facility Agreement, Advances may be made to Mayne during the Availability Period;

WHEREAS, the parties desire that the proceeds of Advances be deposited with the Escrow Agent in an account specifically established by the Escrow Agent with a bank in Australia nominated by Mayne (the "Escrow Fund") as specified herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Facility Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
APPOINTMENT; ESCROW FUND

1.1  Appointment of the Escrow Agent

Mayne and Alpharma hereby designate and appoint the Escrow Agent as escrow agent pursuant to the terms of this Agreement. The Escrow Agent agrees to (i) act as the Escrow Agent, and (ii) deposit and hold all portions of the Escrow Fund in the account specifically established by the Escrow Agent in accordance with the recitals above, in each case in accordance with the terms and conditions of this Agreement.

1.2  Investment of the Escrow Fund

The Escrow Agent will invest the Escrow Fund as directed by Mayne, provided that such account shall be invested in short-term investment-grade instruments only and shall afford sufficient liquidity to permit withdrawals, without penalty, to fund disbursements from the Escrow Fund pursuant to this Agreement. Any loss incurred from an investment made pursuant to this Section 1.2 will be borne by the Escrow Fund. All income and earnings upon the Escrow Fund shall be held as part of the Escrow Fund and paid as part of the Escrow Fund pursuant to Section 1.3 hereof. All income and earnings upon the Escrow Fund shall be deemed for tax purposes to have accrued for the account of Mayne, and shall be reported by such recipient to the ATO and other applicable taxing authorities as having been so allocated and paid.

1.3  Release of funds to Mayne

Upon delivery to the Escrow Agent of a certificate signed on behalf of ASX Perpetual Registrars Limited by a person whose authority to do so has previously been approved by Mayne, of a certificate stating that 90% of the new shares in Mayne due to be issued to shareholders of Faulding who accepted the Offers, have been issued, the Escrow Agent shall release the Escrow Fund to Mayne and shall pay the same as Mayne shall direct.

ARTICLE II
LIABILITY OF THE ESCROW AGENT

2.1  Liability of the Escrow Agent

The Escrow Agent's duties and obligations under this Agreement will be determined solely by the express provisions of this Agreement. The Escrow Agent will be under no obligation to refer to any documents other than this Agreement and the instructions and requests delivered to the Escrow Agent hereunder. The Escrow Agent will not have any duties or responsibilities except as expressly provided in this Agreement. The Escrow Agent will not be obligated to recognize, and will not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein. With respect to the Escrow Agent's responsibility, Mayne and Alpharma further agree that:

        The Escrow Agent will not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent's gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. Alpharma and Mayne, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any and all liability and expense (including the reasonable fees and expenses of in-house or outside counsel), which may arise out of any action taken or omitted by the Escrow Agent in accordance with this Agreement, except for such liability and expenses which results from the Escrow Agent's gross negligence, bad faith or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

        Mayne or Alpharma may examine the Escrow Fund and the records pertaining thereto at any time during normal business hours at the Escrow Agent's office upon 24 hours prior notice.

        This Agreement is a personal one, the Escrow Agent's duties hereunder being only to the other parties hereto and their respective successors, permitted assigns, heirs and legal representatives, and to no other Person whomsoever.

        No succession to, or assignment of, the interest of Mayne or Alpharma will be binding upon the Escrow Agent unless and until written evidence of such succession or assignment, in form satisfactory to the Escrow Agent, has been filed with and accepted by the Escrow Agent.

        The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

        In case any property held by the Escrow Agent will be attached, garnished or levied upon under a court order, or the delivery thereof will be stayed or enjoined by a court order, or any writ, order, judgment or decree will be made or entered by any court, or any order, judgment or decree will be made or entered by any court affecting the property deposited under this Agreement or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent will not be liable to Mayne or Alpharma or to any other Person by reason of such compliance in connection with such litigation.

        The Escrow Agent reserves the right to resign at any time by giving written notice of resignation to Mayne and Alpharma specifying the effective date thereof. Within thirty days after receiving such notice, Mayne and Alpharma jointly shall appoint a successor escrow agent to which the Escrow Agent may distribute the property then held hereunder, less the Escrow Agent's accrued fees and reasonable costs and expenses. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

        The Escrow Agent does not have any interest in the Escrow Fund but is serving as escrow holder only and has only possession thereof. The Escrow Agent shall file all required information returns for tax purposes, in each case in accordance with the final sentence of Section 1.2 provided that such returns have first been approved by Mayne in writing. This Section 2.1(h) and Sections 2.1(a), 2.1(f) and 2.1(g) hereof will survive notwithstanding any termination of this Agreement or the Escrow Agent's resignation.

        The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

        Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

        It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

        ARTICLE III
        MISCELLANEOUS

        3.1  Notices

        All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered personally, or by telecopier if followed by notice in one of the following forms sent that same date, or mailed by recognized overnight courier, or certified or registered mail, postage prepaid, evidenced by a postal delivery receipt, addressed as follows or to such other address(es) as the party in question may specify from time to time in writing:

        if to Mayne:

        Mayne Nickless Limited

        Level 21, 390 St Kilda Road

        Melbourne VIC 3001

        Australia

        Attention:

        Telecopy No.:

        Telephone No.:

        if to Alpharma, to:

        Alpharma Inc.

        One Executive Drive

        Fort Lee, New Jersey 07024

        USA

        Attention: Chief Legal Officer

        Telecopy No.:

        Telephone No.: (201) 582-1481

        if to the Escrow Agent, to:

[Address]

Attention:

Telecopy No.:

Telephone No.:

Any such notice, demand or communication shall be deemed to have been given on the date of actual delivery.

3.2  Assignment

No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the others, which consent will not be unreasonably withheld, and any such nonconsensual assignment shall be null and void.

3.3  Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

3.4  No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

3.5  Captions

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

3.6  Entire Agreement; Amendments and Waivers

This Agreement on behalf of the Escrow Agent and this Agreement and the documents referred to herein on behalf of Mayne and Alpharma contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.

3.7  Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

3.8  Governing Law

All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Victoria, Australia, without giving effect to any choice of law or conflict of law provision (whether of the State of Victoria, Australia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Victoria, Australia. In furtherance of the foregoing, the internal law of the State of Victoria, Australia will control the interpretation and construction of this Agreement, even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

3.9  Parties in Interest

Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties to this Agreement and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

3.10 Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

3.11 Other Definitional Provisions

The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and clause references contained in this Agreement are references to Sections and clauses in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

3.12 Escrow Agent's Compensation

Alpharma hereby agrees to (i) pay the Escrow Agent upon execution of this Agreement reasonable compensation for the services to be rendered hereunder, as described in Annex I hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursement and advances, including reasonable attorney's fees, incurred or made by it in connection with the preparation, execution, performance, delivery modification and termination of this Agreement.

3.13 Termination

This Agreement shall terminate upon a disbursement of the Escrow Fund made pursuant to Article I of this Agreement.

3.14 Force Majeure

In the event that any party to this Agreement is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party is able to perform substantially that party's duties.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

MAYNE NICKLESS LIMITED

By: _________________________________

Name:

Its:

ALPHARMA INC.

By: _________________________________

Name:

Its:

[___________],

as the Escrow Agent

By: _________________________________

Name:

Its:

Annex I

[To Come]

Schedule Nine

Schedule Nine

Put and Call Letter of Credit

Bank of America, N.A.

Page 1 WHICH FORMS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ ISSUED IN FAVOR OF:

MAYNE NICKLESS LIMITED

Level 21, 390 St Kilda Road

Melbourne, VIC 3001

Australia

IRREVOCABLE STANDBY LETTER OF CREDIT

Effective as of ___________, 2001

1. We hereby establish in your favor this Irrevocable Standby Letter of Credit No. ____________ for the account of ____________ ("PartnerCo") in an aggregate amount of TWO HUNDRED SIXTY MILLION DOLLARS and 00/100 (U S$260,000,000.00) (the "Stated Amount"). This Letter of Credit is effective immediately and expires on _______, 2001 (the "Expiration Date") at the close of banking business at the counters of Bank of America, N.A., [New York]. All references to "Dollars" or "$" herein and in any certificate delivered pursuant hereto shall mean lawful money of the United States of America.

2. The stated amount is available to be drawn on Bank of America, N.A., [New York], in a single drawing, against presentation of your drawing certificate in the form of Exhibit A-1 or A-2, (the "Drawing Certificate"). Partial and multiple drawings are not permitted. The Drawing Certificate shall have all blanks appropriately filled in, shall have the attachments specified to be attached thereto and shall be purportedly signed by your authorized officer and shall be in the form of a letter on your letterhead personally delivered to Bank of America, N.A., [address], or delivered by Telecopier to Bank of America, N.A., Facsimile No. __________. Any communication by Telecopier pursuant to which a drawing is made hereunder shall be appropriately confirmed to us in writing.

3. We hereby agree that a draw under this Letter of Credit will be duly honored by us upon delivery of a Drawing Certificate in compliance with the terms hereof prior to the Expiration Date. We hereby further agree with you that if a Drawing Certificate in compliance with the terms hereof is presented to Bank of America, N.A. under this Letter of Credit at or prior to 12:00 noon [New York] time, on a business day, payment shall be effected by us in immediately available funds by the close of business on such Business Day. If a Drawing Certificate in compliance with the terms hereof is presented to Bank of America, N.A. under this Letter of Credit after 12:00 noon [New York] time on a Business Day, payment shall be effected by us in immediately available funds on the following Business Day. As used in this Letter of Credit, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of [NewYork] are authorized or required by law to close.

Bank of America, N.A.

Page 2 WHICH FORMS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ ISSUED IN FAVOR OF:

MAYNE NICKLESS LIMITED

Level 21, 390 St Kilda Road

Melbourne, VIC 3001

Australia

Payments under this Letter of Credit shall be made to you by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the Drawing Certificate. Such account may be changed only by presentation to us of a letter satisfactory to us specifying a different account and executed by you.

4. This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (the "UCP"), (excluding Article 41 of the UCP), shall be deemed to be a contract made under, and as to matters not governed by the UCP, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

5. Only you may make a drawing under this Letter of Credit. Upon payment as provided in paragraph 3 of the amount specified in any Drawing Certificate, we shall be fully discharged of our obligation under this Letter of Credit with respect to such Drawing Certificate. Upon the payment by us to you of the Stated Amount, this Letter of Credit shall automatically terminate.

6. All payments under this Letter of Credit shall be made from Bank of America, N.A.'s own funds without setoff or counterclaim.

7. If a purported draw by you hereunder does not, in any instance, comply with the terms and conditions of this Letter of Credit, we shall promptly give you telephonic notice that the purported draw was not effected in accordance with the terms and conditions of this Letter of Credit and stating the reasons therefor. Such notice shall be given to _____________[name of Mayne contact], _______________ [title], at Telephone ________________. Upon being notified that the purported draw was not effected in accordance with this Letter of Credit, you may attempt to correct any such nonconforming draw if, and to the extent that, you are able to do so prior to the Expiration Date.

8. Communications with respect to this Letter of Credit shall specifically refer to this Letter of Credit by number and shall be in writing, or shall be transmitted by telecopier (promptly confirmed in writing), and shall be addressed to us as follows:

[address]

[telephone]

[fax]

Bank of America, N.A.

Page 3 WHICH FORMS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ ISSUED IN FAVOR OF:

MAYNE NICKLESS LIMITED

Level 21, 390 St Kilda Road

Melbourne, VIC 3001

Australia

9. This Letter of Credit sets forth in full our undertaking and our undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except the UCP and the Drawing Certificates referred to herein in the forms attached hereto; and any such references shall not be deemed to incorporate herein by reference any document, instrument or agreement.

Very Truly Yours,

BANK OF AMERICA, N.A.

By:

Name:

Title:

Bank of America, N.A.

Page 4 WHICH FORMS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ ISSUED IN FAVOR OF:

MAYNE NICKLESS LIMITED

Level 21, 390 St Kilda Road

Melbourne, VIC 3001

Australia

EXHIBIT A-1

FORM OF DRAWING CERTIFICATE WITH RESPECT TO
DRAWS UNDER PUT AND CALL OPTION AGREEMENT:

PUT OPTION

[Date]

Bank of America, N.A.

[address]

Re: Drawing Certificate

Ladies and Gentlemen:

MAYNE NICKLESS LIMITED ("Mayne") hereby certifies to Bank of America, N.A. with reference to Irrevocable Standby Letter of Credit No. _________ (the "Letter of Credit"; all capitalized terms used herein without definition shall have the meanings given such terms in the Letter of Credit) that:

1. This is the Drawing Certificate referred to in Section 2 of the Letter of Credit; the stated amount under such Letter of Credit is available to be drawn against presentation of this Drawing Certificate as specified in such Section.

2. (a) Mayne has exercised its Put Option under Section 4.2 of that certain Put and Call Option Agreement dated as of ________, 2001 among Mayne, Mayne Health Logistics Pty Limited and PartnerCo, (b) attached hereto are the original stock certificate(s) representing 100% of the capital stock of BidCo, and original stock powers relating thereto signed in blank and (c) as of the date hereof, (i) the Put and Call Option Agreement is in full force and effect and (ii) neither Mayne nor any of its subsidiaries is in default under any of its obligations under the Put and Call Option Agreement.

3. Mayne is making a demand for payment under the Letter of Credit in the amount of $260,000,000.00.

Please wire transfer the funds to the following account: [specify wire transfer instructions].

IN WITNESS WHEREOF, MAYNE NICKLESS LIMITED has executed and delivered this Certificate as of the __ day of __.

MAYNE NICKLESS LIMITED

By: ______________________

Name:

Title:

Bank of America, N.A.

Page 5 WHICH FORMS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ ISSUED IN FAVOR OF:

MAYNE NICKLESS LIMITED

Level 21, 390 St Kilda Road

Melbourne, VIC 3001

Australia

EXHIBIT A-2

FORM OF DRAWING CERTIFICATE WITH RESPECT TO
DRAWS UNDER PUT AND CALL OPTION AGREEMENT:

CALL OPTION

[Date]

Bank of America, N.A.

[address]

Re: Drawing Certificate

Ladies and Gentlemen:

MAYNE NICKLESS LIMITED ("Mayne") hereby certifies to Bank of America, N.A. with reference to Irrevocable Standby Letter of Credit No. _________ (the "Letter of Credit"; all capitalized terms used herein without definition shall have the meanings given such terms in the Letter of Credit) that:

1. This is the Drawing Certificate referred to in Section 2 of the Letter of Credit; the stated amount under such Letter of Credit is available to be drawn against presentation of this Drawing Certificate as specified in such Section.

2. (a) PartnerCo has exercised its Call Option under Section 5.2 of that certain Put and Call Option Agreement dated as of ________, 2001 among Mayne, Mayne Health Logistics Pty Limited and PartnerCo, (b) attached hereto are the original stock certificate(s) representing 100% of the capital stock of USHoldingCo (as defined in such agreement), and original stock powers relating thereto signed in blank and (c) as of the date hereof, (i) the Put and Call Option Agreement is in full force and effect and (ii) neither Mayne nor any of its subsidiaries is in default under any of its obligations under the Put and Call Option Agreement .

3. Mayne is making a demand for payment under the Letter of Credit in the amount of $260,000,000.00.

Please wire transfer the funds to the following account: [specify wire transfer instructions].

IN WITNESS WHEREOF, MAYNE NICKLESS LIMITED has executed and delivered this Certificate as of the __ day of __.

MAYNE NICKLESS LIMITED

By: ______________________

Name:

Title:

Schedule Ten

Draft Mayne announcement - [INTENTIONALLY OMITTED - Registrant shall furnish a copy of this omitted schedule to the Securities Exchange Commission upon request]

Signed as an agreement.

Executed by Mayne Nickless Limited by or in the presence of:

Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Executed by Mayne Health Logistics Pty Limited by or in the presence of:

Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Executed by Oral Pharmaceuticals Acquisition Corp
by or in the presence of:

_______________________________________

Name: Ingrid Wiik
Title: President and Chief Executive Officer

Executed by Alpharma Inc.
by or in the presence of:

_______________________________________

Name: Ingrid Wiik
Title: President and Chief Executive Officer